Exhibit 10.2(a)

500 SANSOME LEASE

BETWEEN

500 SANSOME STREET INVESTORS, LLC,

AS LANDLORD,

AND

OMADA HEALTH, INC.,

AS TENANT

April 30, 2014

500 SANSOME LEASE

BASIC LEASE INFORMATION

Date:	April 30, 2014

Landlord:	500 Sansome Street Investors, LLC, California limited liability company

Tenant:	Omada Health, Inc., a Delaware corporation

Project:	The land, together with the Building and other improvements constructed or being constructed thereon

Building:	The office building on the Project known as 500 Sansome Street and having an address of 500 Sansome Street, San Francisco, California

Premises:	Approximately Thirteen Thousand Six Hundred Six (13,606) square feet of Rentable Area known as Suite 200 on the Second (2nd) Floor of the Building, as more particularly identified on Exhibit A attached hereto

Term:	A period of Forty Eight (48) Lease Months, commencing as of the Commencement Date and ending as of the Term Expiration Date, unless sooner terminated in accordance with the terms of this Lease

Basic Rent:	See Section 4(a)

Commencement Date:	The date the Premises are Substantially Complete (as defined in Paragraph 7 of Exhibit B, and as may be adjusted pursuant to Paragraph 7 of Exhibit B)

Term Expiration Date:	The final day of the Forty Eighth (48th) Lease Month

Security Deposit:	Cash in the sum of Ninety Nine Thousand Seven Hundred Seventy Seven and 33/100ths Dollars ($99,777.33)

Base Year:	The calendar year of 2014

Tenant’s Proportionate Share:	The ratio which the Rentable Area of the Premises bears to the Rentable Area of the Project.

Tenant Improvements:	See Section 7 and Exhibits B and C

Tenant’s Broker:	Comish & Carey Commercial Newmark Knight Frank

500 SANSOME LEASE

THIS 500 SANSOME LEASE (this “Lease”) is entered into by and between Landlord and Tenant, as specified in the Basic Lease Information, which is incorporated herein by reference, as of the date shown in the Basic Lease Information.

I. PREMISES; RENTABLE AREA.

(a) Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises described in the Basic Lease Information (“Premises”) upon and subject to the terms, covenants and conditions herein set forth. Tenant covenants, as a material part of the consideration for this Lease, to keep and perform each and all of said terms, covenants and conditions for which Tenant is responsible and this Lease is entered into upon the condition of such performance.

(b) Rentable Area of Premises, Building and Project.

(i) For the purposes of this Lease:

(A) “Rentable Area” means the aggregate “rentable area” of the Premises, Building and Project, as applicable, as calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings [ANSI 265.1 - 1996] (“BOMA Standard”).

(B) “Building” means the office building on the Project known as 500 Sansome Street and having an address of 500 Sansome Street, San Francisco, California

(C) “Project” means the land, together with the Building and other improvements constructed or being constructed thereon

(ii) The Rentable Area of the Premises is hereby stipulated by Landlord and Tenant for all purposes under this Lease to be Thirteen Thousand Six Hundred Six (13,606) square feet of Rentable Area. The Rentable Area of the Project is hereby stipulated by Landlord and Tenant for all purposes under this Lease to be One Hundred Fifty-Four Thousand Two Hundred Twenty-Seven (154,227) square feet of Rentable Area.

(c) Temporary Space.

(i) In order to avoid delay in providing space which Tenant can use before the Premises are available for use by Tenant, Landlord shall make available to Tenant the space (the “Temporary Space”) located on the third (3rd) floor of the Building known as Suite 300 consisting of 5,359 square feet of rentable feet. Commencing on May 3, 2014, and expiring on the day immediately prior to the Commencement Date, Tenant shall have the right to use and occupy the Temporary Space in its “as is” condition. Landlord’s entire obligation with respect to the condition of the Temporary Space, its suitability for Tenant’s uses and the improvement requirements with respect thereto shall be to deliver the Temporary Space in that condition. Landlord shall have no other obligation of any kind or character, express or implied, with respect to the design or condition of the Temporary Space or the suitability thereof for Tenant’s purposes, and Tenant acknowledges that it has neither received nor relied upon any representation or warranty made by or on behalf of Landlord with respect to such matters.

(ii) Tenant shall have the same obligations with respect to the Temporary Space that Tenant has (or will have) with respect to the Premises, and Tenant shall be obligated to pay Basic Rent with respect to the Temporary Space in the amount of Sixteen Thousand Nine Hundred Seventy and 17/l 00 Dollars ($16,970.17), prorated for any partial months.

(iii) Within five (5) days following the Commencement Date (as defined below), Tenant shall vacate the Temporary Space and surrender possession thereof to Landlord, free of the claims of third parties claiming under Tenant, and in the same condition as it was delivered to Tenant, with all of Tenant’s personal property removed therefrom, with Tenant being solely responsible for the repair of any damage resulting from any such removal.

2. TERM.

(a) Term. Except as otherwise provided herein, the term of this Lease shall be the Term as set forth in the Basic Lease Information (the “Term”), commencing on the Commencement Date as set forth in the Basic Lease Information (the “Commencement Date”) and ending as of the Term Expiration Date as set forth in the Basic Lease Information (the “Term Expiration Date”), unless sooner terminated in accordance with the terms of this Lease. If, for any reason, Landlord is delayed in Substantial Completion of the Premises, Landlord shall not be liable to Tenant for any claims, damages or liabilities by reason thereof, but the Commencement Date shall be the date the Premises are Substantially Complete (as defined in Paragraph 7 of Exhibit B, and as may be adjusted pursuant to Paragraph 7 of Exhibit B).

(b) Confirmation of Lease Term. When the Commencement Date and the Term Expiration Date have been ascertained, the parties shall promptly complete and execute an acknowledgement of the Commencement Date and the Term Expiration Date using a Notice of Lease Term Dates in the form of Exhibit D attached hereto.

(c) Early Access. Provided that such access does not interfere with or delay the construction or completion of the Tenant Improvements and does not result in additional costs to Landlord, Landlord shall provide Tenant access to the Premises upon the full execution of this Lease. Such early access shall be utilized by Tenant for the sole purpose of installing its cabling, furniture, fixtures and equipment in the Premises in connection with the commencement of its business operations therein. During the period of such early access, Tenant shall not be charged a fee for the reasonable use of the Building’s freight elevator, the restrooms located in the Premises, the Building’s loading docks and temporarily visitor parking areas (if any), or for standard electricity and water servicing the Premises, provided that the use of such areas and services is solely in connection with installing Tenant’s cabling, furniture, fixtures and equipment in the Premises. Upon and following any entry into the Premises or Project by Tenant prior to the commencement of the Term, Tenant shall perform all of the obligations of Tenant applicable under this Lease during the Term (except the obligation to pay Basic Rent), including, without limitation, obligations pertaining to insurance, indemnity, compliance with laws and Hazardous Materials. Furthermore, Tenant shall adhere to Landlord’s construction schedule for the timely completion of the Tenant Improvements.

3. OPTION TO EXTEND THE TERM.

(a) Extension Term. Landlord grants to Tenant the option to extend the Term (the “Extension Option”) for one (1) additional consecutive term of two (2) years (the “Extension Term”). Tenant may elect, at the time that it exercises its option to extend the Term, to extend with respect to all the Premises then leased by Tenant. The Extension Term, if any, shall commence immediately following the Term Expiration Date of the Initial Term. The Extension Option shall be exercised, if at all, by written notice to Landlord at any time during the Initial Term on or before the date that is no earlier than twelve (12) months and no later than six (6) months prior to the Term Expiration Date, which notice shall be irrevocable by Tenant. Notwithstanding the foregoing, if an Event of Default (as defined in Section 28(a)) exists under this Lease either at the time Tenant exercises the Extension Option or at any time thereafter prior to or upon the commencement of the Extension Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies under this Lease, the right to terminate the Extension Option and to cancel unilaterally Tenant’s exercise of the Extension Option, in which event the Term Expiration Date of this Lease shall be and remain the day immediately preceding the fourth (4th) anniversary of the Commencement Date, and Tenant shall have no further rights under this Lease to renew or extend the Term. Except as expressly set forth in this Section 3(a), Tenant shall not have any option to extend the Term of this Lease.

(b) Extension Term Rent. The Extension Term shall be upon and subject to all of the terms, covenants and conditions of this Lease; provided, however, that: (i) the Basic Rent for the Extension Term shall be equal to ninety-five percent (95%) of the Fair Market Rental Value for the first (1st) Lease Month (as defined in Section 4(b)) of the Extension Term, increased each calendar year during the Extension Term by three percent (3%) from the Basic Rent applicable during the previous calendar (not taking into account any abatements or reductions in Basic Rent which may have been applicable during such calendar year pursuant to the provisions of this Lease); and (ii) the Base Year for the Extension Term shall be the first full calendar year during the Extension Term. Such Basic Rent shall be determined by Landlord not later than four (4) months prior to the commencement of the Extension Term. Tenant shall send to Landlord a written notice, within twenty (20) days after the date of Landlord’s notice setting forth the Fair Market Rental Value for the Extension Term, which notice shall state that Tenant either (x) agrees with Landlord’s determination of Fair Market Rental Value for the Extension Term or (y) disagrees with Landlord’s determination of Fair Market Rental Value for the Extension Term and elects to resolve the disagreement as provided in Section 3(c)(i) below. If Tenant does not send to Landlord a notice as provided in the previous sentence within the said twenty (20) day period, Tenant shall be deemed to have disagreed with Landlord’s determination of the Fair Market Rental Value for the Extension Term and elects to resolve the disagreement as provided in Section 3(c)(i) below. Until the disagreement is resolved as provided in Section 3(c)(i) below, Tenant’s monthly payments of Basic Rent shall be in an amount not less than the greater of (x) Landlord’s determination of the Fair Market Rental Value and (y) the Basic Rent payable for the twelve (12) month period immediately preceding the commencement of the Extension Term. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the brokers or appraisers, as applicable, one party shall make any necessary payment to the other party in order to adjust the amount previously paid by Tenant during the Extension Term to the Fair Market Rental Value as determined. Tenant shall in any event pay all applicable additional charges with respect to the Premises, in the manner and at the times provided in this Lease, effective upon the commencement of the Extension Term, and notwithstanding any dispute regarding the Basic Rent for the Extension Term.

(c) Determination of Fair Market Rental Value. As used in this Lease, the term “Fair Market Rental Value” shall mean the product of: (i) the Rentable Area of the Premises; multiplied by (ii) the average rental rate per rentable square foot per month (taking into account additional rent and all other monetary payments and considering any base year or expense stop applicable thereto), including all escalations, for all leases for comparable, unencumbered space for approximately the same lease term, executed at the Project and/or any other comparable Class A building in terms of size, quality, level of services, amenities, views, age and appearance located within San Francisco, during the twelve (12) month period immediately preceding the date upon which the determination of Fair Market Rental Value is made, and having a commencement date within six (6) months of the date that the Fair Market Rental Value will commence under this Lease, and taking into account any tenant improvements and other concessions granted to Tenant and tenants under leases of such comparable space or then existing in the Premises or the premises in the comparable transaction.

(i) Any disagreement regarding the Fair Market Rental Value for the purposes of this Section 3 shall be resolved as follows:

(A) Within twenty (20) days after Tenant’s response to Landlord’s notice of Landlord’s initial determination of the Fair Market Rental Value or Tenant’s deemed disagreement, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to resolve any such disagreement.

(B) If, within the twenty (20) day consultation period described in subsection 3(c)(i)(A) above, Landlord and Tenant cannot reach an agreement as to the Fair Market Rental Value, they shall each make a separate determination of the Fair Market Rental Value within five (5) business days after the expiration of the said twenty (20) day period, and such determinations shall be submitted to arbitration in accordance with subsection 3(d) below; provided that, if only one (1) determination of Fair Market Rental Value is submitted to arbitration within the said five (5) business day period, then such determination shall be the Basic Rent for the Extension Term and the parties shall not proceed with arbitration.

(d) If the Basic Rent has not been determined pursuant to the procedures outlined above, Landlord and Tenant shall each appoint one arbitrator who shall be either a real estate broker or MAI appraiser and shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial mid-rise and/or high-rise properties in the greater San Francisco metropolitan area. Each such arbitrator shall be appointed within five (5) business days after the expiration of the twenty (20) day period described in subsection 3(c)(i)(B) above. The two (2) arbitrators so appointed shall within ten (10) days of the date of appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the first two (2)

arbitrators. The determination of the arbitrators shall be limited solely to the issue of whether the Landlord’s or the Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value of the Premises, as determined by the arbitrators. The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use the Landlord’s or the Tenant’s submitted Fair Market Rental Value as the Basic Rent for the Extension Term, and shall notify Landlord and Tenant thereof. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant. If either Landlord or Tenant fails to appoint an arbitrator within the five (5) business day period provided above, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant. If the two (2) arbitrators fail to agree upon and appoint a third arbitrator within the ten (10) day period provided above, or both parties fail to appoint an arbitrator within the five (5) business day period provided above, then Landlord shall prepare and submit to Tenant a list of three (3) proposed arbitrators that possess the required qualifications as set forth above; provided that none of such proposed arbitrators nor the firm for which any of them works shall be a current or past affiliate of either Landlord or Tenant or currently retained or employed by Landlord or Tenant. Within five (5) business days after receipt of such list, Tenant shall select an arbitrator therefrom and such person shall be the third or single, as the case may be, arbitrator hereunder. If Tenant fails to make such selection with such five (5) business day period, then Landlord shall select the third or single, as the case may be, arbitrator from such list. Each party shall pay the cost of the arbitrator which it first selects and the parties shall share equally the cost of the third arbitrator.

4. BASIC RENT.

(a) Basic Rent Payments. Tenant agrees to pay Landlord, with respect to each Lease Month of the Term commencing as of the second (2nd) Lease Month, Basic Rent (“Basic Rent”) at the following rates per square foot of Rentable Area in the Premises:

Lease Months	Annual Rate per Square Foot of Rentable Area in the Premises	Monthly Basic Rent	Annual Basic Rent
1 through 12*	$44.00	$49,888.67	$598,664.00
13 through 24	$45.00	$51,022.50	$612,270.00
25 through 36	$46.00	$52,156.33	$625,876.00
37 through 48	$47.00	$53,290.17	$639,482.00

*

Landlord agrees to abate the obligation of Tenant to pay Basic Rent for the first (1) Lease Month of the Term (the “Abated Basic Rent”). Notwithstanding the foregoing, however, during such months, Tenant shall still be responsible for the payment of all other amounts payable under the Lease.

(b) Lease Month. The term “Lease Month” shall mean a period commencing as of a particular date and continuing to and including the day immediately preceding the same day of the next calendar month (or, if the next calendar month does not contain such a same day due to being shorter in duration, then continuing to and including the last day of such next calendar month). The First (1st) Lease Month shall commence as of the Commencement Date, and successive Lease Months shall be consecutively numbered.

(c) Method of Payment. Basic Rent shall commence on and as of the Commencement Date and shall be payable monthly during the Term. Each monthly installment of Basic Rent shall be payable in advance on the first day of each calendar month during the Term, except that Basic Rent for the Second (2nd) Lease Month shall be paid upon the execution by Tenant of this Lease. Without limiting the foregoing, Basic Rent for the portion (if any) of the first full calendar month of the Term contained between the last day of the First (1st) Lease Month and the first day of the second full calendar month of the Term shall be prorated on a daily basis and the prorated installment shall be paid on the first day of such first full calendar month of the Term. If the rate at which Basic Rent is payable under this Lease changes on a day other than the first day of a calendar month, then the Basic Rent for such calendar month shall be prorated on a daily basis to take such change into account, and any additional amount due as a result of such proration shall be paid on the first day of the calendar month for which the proration occurs. In addition to the Basic Rent, Tenant agrees to pay as additional rent the amount of additional rent and rent adjustments and other charges required by this Lease. All rent shall be paid to Landlord, without prior demand and without any deduction or offset (except as expressly provided herein), in lawful money of the United States of America, at the address of Landlord designated in Section 34 below or to such other person or at such other place as Landlord may from time to time designate in writing. Except as otherwise provided in this Lease, in the event of a remeasurement or adjustment of the area of the Premises, the Basic Rent shall be recalculated using the Basic Rent rates set forth in Section 4(a) above.

5. ADDITIONAL RENT. In addition to the Basic Rent provided in Section 2(b) of this Lease, Tenant shall pay Tenant’s Proportionate Share as specified in the Basic Lease Information (“Tenant’s Proportionate Share”), of the increase in Actual Operating Expenses for each Operating Year over the Base Amount (as such terms are defined below). Tenant’s Proportionate Share may change based on remeasurement or adjustment of the area of the Project, Building or the Premises. In addition, whenever additional space is added to or removed from the Premises, Tenant’s Proportionate Share shall be adjusted accordingly.

(a) Estimated Operating Expenses. Within ninety (90) days after the close of each Operating Year during the Term, Landlord shall furnish Tenant a written statement of the “Estimated Operating Expenses” for the then current Operating Year, and a corresponding calculation of additional rent, which shall be one-twelfth (1/12) of Tenant’s Proportionate Share of the amount, if any, by which the Estimated Operating Expenses exceed the Base Amount. Such additional amount shall be added to the monthly installment of Basic Rent payable by Tenant under this Lease for each month during such Operating Year.

(b) Actual Operating Expenses. Within one hundred twenty (120) days after the close of each Operating Year (except the Base Year) during the Term, Landlord shall deliver to Tenant a written statement setting forth the Actual Operating Expenses during the preceding Operating Year (“Reconciliation Statement”). If such expenses for any Operating Year exceed the Estimated Operating Expenses paid by Tenant to Landlord pursuant to Section 5(a), Tenant shall pay Tenant’s Proportionate Share of the amount of such excess to Landlord as additional rent within thirty (30) days after receipt by Tenant of such statement. If such statement shows

Tenant’s Proportionate Share of such expenses to be less than the amount paid by Tenant to Landlord pursuant to Section 5(a), then the amount of such overpayment shall be paid by Landlord to Tenant within thirty (30) days following the date of such statement or, at Landlord’s option, credited by Landlord to the payment of rent next due (which amount, if credited, shall be communicated to Tenant in writing). Landlord’s failure to give such notice and statement within one hundred twenty (120) days after the close of any Operating Year shall not release either party from the obligation to make the adjustment provided for in this Section 5(b). The determination of Actual Operating Expenses and Estimated Operating Expenses shall be made by Landlord.

(c) Method of Payment. Any payments pursuant to this Section 5 shall be additional rent payable by Tenant hereunder, and in the event of nonpayment thereof, Landlord shall have the same rights with respect to such nonpayment as it has with respect to any other nonpayment of rent hereunder.

(d) End of Term. If this Lease shall terminate on a day other than the last day of an Operating Year, the amount of any adjustment between Estimated Operating Expenses and Actual Operating Expenses with respect to the Operating Year in which such termination occurs shall be prorated on the basis which the number of days from the commencement of such Operating Year, to and including such termination date, bears to three hundred sixty-five (365); and any amount payable by Landlord to Tenant or Tenant to Landlord with respect to such adjustment shall be payable within thirty (30) days after delivery of the statement of Actual Operating Expenses with respect to such Operating Year. The obligations of Tenant and Landlord to make adjusting payments pursuant to this Section 5 shall survive the expiration or earlier termination of this Lease.

(e) Definitions. The following terms shall have the respective meanings hereinafter specified:

(i) “Base Amount” shall mean an amount equal to the Actual Operating Expenses for the Base Year (as defined in the Basic Lease Information); provided that if less than ninety-five percent (95%) of the total Rentable Area of the Project is occupied during the Base Year, then the Actual Operating Expenses actually incurred for the Base Year shall be adjusted by Landlord to the amount which would have been incurred if ninety-five percent (95%) of the total Rentable Area of the Project had been completed with tenant improvements and occupied for the entire Base Year. In addition, If Landlord includes any Operating Expenses in any year following the Base Year for services or items that were not included in the Base Year (as opposed to increases in existing services or items), then, for the purposes of this Lease, the additional expense shall be included in the Actual Operating Expenses for the Base Year for a period of 12 months following the date the additional charge or cost first occurs and Landlord has included in Operating Expenses as if such expense occurred during the Base Year.

(ii) “Common Areas” shall, subject to Section 42, mean the areas of the Building and the Project devoted by Landlord to non-exclusive uses such as lobbies, fire vestibules, rest rooms, mechanical areas, tenant and ground floor corridors, elevator foyers, electrical and janitorial closets, ground floor lobbies, telephone and equipment rooms, parking areas (if any), landscaping and other similar facilities maintained for the benefit of Building tenants and invitees.

(iii) “Operating Year” shall mean a calendar year commencing January 1 and ending December 31.

(iv) “Operating Expenses” shall mean all expenses Landlord has paid or incurred, or become obligated to pay or incur, for maintaining, owning, operating and repairing the Project, including, without limitation, the Building, and the personal property used in conjunction therewith, including, but not limited to expenses incurred or paid for: (i) Property Taxes (as hereinafter defined); (ii) utilities for the Project, including but not limited to electricity, power, gas, steam, oil or other fuel, water, sewer, lighting, heating, air conditioning and ventilating; (iii) permits, licenses and certificates necessary to operate, manage and lease the Project; (iv) insurance Landlord deems appropriate to carry; (v) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project; (vi) accounting, legal, inspection, consulting, concierge and other services; (vii) equipment rental (or installment equipment purchase or equipment financing agreements); (viii) management agreements (including the cost of any management fee actually paid thereunder and the fair rental value of any office space provided thereunder, up to customary and reasonable amounts); (ix) wages, salaries and other compensation and benefits (including the fair value of any parking privileges provided) for all persons engaged in the operation, maintenance or security of the Project at or below the level of Director of Operations, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (x) payments under any easement, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs in any planned development or similar arrangement; (xi) operation, repair and maintenance of all systems and equipment and components thereof (including replacement of components, subject to the limitations on capital expenditures set forth below); (xii) janitorial service, alarm and security service, window cleaning, trash removal, elevator maintenance, and cleaning of walks, parking facilities (if any) and building walls; (xiii) replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities; (xiv) maintenance and replacement of shrubs, trees, grass, sod and other landscape items, irrigation systems, drainage facilities, fences, curbs, and walkways; (xv) re-paving and re-striping parking facilities (if any); (xvi) roof repairs and replacement; and (xvii) capital expenditures made primarily to reduce Operating Expenses, or to comply with any laws or other governmental requirements which were not applicable as of the date of the Commencement Date, or for repairs or replacements (as opposed to additions or new improvements) of non-structural items located in the Common Areas of the Project required to keep such areas in good condition, which capital expenditures shall be amortized for purposes of this Lease over the useful lives as reasonable determined by Landlord; provided however, for any such capital expenditure which is intended to reduce Operating Expenses, in no event shall the amortized costs of such expenditure exceed the amount of actual savings on a monthly basis. Notwithstanding the foregoing, Operating Expenses shall not include (a) depreciation, interest and amortization on mortgages or other debt costs or ground lease payments, if any; (b) legal fees in connection with leasing, tenant disputes or enforcement of leases; (c) real estate brokers’ leasing commissions and advertising costs; (d) improvements or alterations to tenant spaces; (e) the cost of providing any service (including after hours HVAC) directly to and paid directly by, any other tenant of the Project (other than through payment of a proportionate share of Actual Operating Expenses or other similar general operating expense reimbursement procedure); (f) costs of any items to the extent Landlord receives reimbursement from insurance proceeds or from a third party (such proceeds to be deducted from Operating Expenses in the year in which received); (g) capital expenditures except those capital expenditures made primarily to reduce Operating Expenses, or to comply with any laws or other governmental requirements, or for repairs or replacements (as opposed to additions or new improvements) of non-structural items located in the Common Areas of the Project required to keep such areas in good condition and which are amortized as set forth above, (h) costs incurred by Landlord which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the maintenance, operation and repair of the Project, including legal entity formation and legal entity accounting (including the incremental accounting fees relating to the operation of the Building to the extent incurred separately in reporting operating results to the Building’s owners or lenders); (i) costs incurred by Landlord due to the violation by Landlord or any other specific tenant of the terms and condition of any lease of space in the Building or Project, which would not have otherwise been incurred in the absence of such violation, (j) any amount paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services to the extent the same exceeds the costs of such provided by unaffiliated third parties on a competitive basis, (k) costs (including legal expenses and all costs related to remediation) incurred by Landlord in connection with the investigation or remediation of Hazardous Materials, to the extent (and only to the extent) that such Hazardous Materials were present on the Project as of the Commencement Date, and were not brought onto the Project by Tenant or its agents, employees or contractors; (l) any structure repairs or repairs to correct any defects in design or construction of the Project; and (m) any management fee, administrative fee and mark-ups, which, in the aggregate, exceed three percent (3%) of the gross rents for the Project.

(v) “Estimated Operating Expenses” shall mean Landlord’s estimate of Operating Expenses for the following Operating Year, adjusted, if (at any time during the entire Operating Year) less than ninety-five percent (95%) of the total Rentable Area of the Project had been occupied, as if ninety-five percent (95%) of the total Rentable Area of the Project had been occupied for the entire Operating Year.

(vi) “Actual Operating Expenses” shall mean the actual Operating Expenses for any Operating Year, adjusted, if (at any time during the entire Operating Year) less than ninety-five percent (95%) of the total Rentable Area of the Project had been occupied, as if ninety-five percent (95%) of the total Rentable Area of the Project had been occupied for the entire Operating Year.

(vii) “Property Taxes” shall mean all real and personal property taxes and assessments and charges imposed by any governmental authority or agency on the Project; any assessments levied in lieu of such taxes; any tax on or measured by gross rents received from the rental of space in the Project; and any other costs levied or assessed by, or at the direction of, any federal, state, or local government authority in connection with the use or occupancy of the Project or the Premises or the parking facilities (if any) serving the Project; any tax on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises, and any expenses, including the reasonable cost of attorneys or experts, incurred by Landlord in seeking reduction by the taxing authority of the above-referenced taxes (but in no event more than the actual reduction received), less any tax refunds obtained as a result of an application for review thereof; but shall not include any net income, franchise, estate, inheritance taxes or documentary transfer taxes (other than with respect to this Lease).

6. USE OF THE PREMISES. Tenant agrees that it will use the Premises for general office and administrative purposes, and for no other business or purpose. The foregoing notwithstanding, Tenant shall not permit the Premises or any part thereof to be used for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign government or political subdivision thereof; (iii) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed; (iv) schools or other training facilities (other than employee or customer training) that are not ancillary to executive, professional or corporate administrative office use; (v) retail or restaurant uses; (vi) broadcast studios or other broadcast production facilities, such as radio and/or television stations; (vii) product display or demonstration facilities; (viii) offices at which deposits or bills are regularly paid in person by customers; (ix) personnel agencies, except offices of executive search firms; (x) biological research or testing laboratories; or (xi) the licensing or subleasing of space within the Premises to others as a primary business, including executive suite operations. Tenant shall not during the Term commit or allow to be committed any waste upon the Premises, or any public or private nuisance in or around the Project, allow any sale by auction upon the Premises, place any loads upon the floor, walls, or ceiling of the Premises which will or may endanger the Building, use any apparatus, machinery or device in or about the Premises which will cause any substantial noise or vibration or in any manner damage the Building, place any harmful liquids in the drainage system or in the soils surrounding the Project, or disturb or unreasonably interfere with other tenants of the Project. If any of Tenant’s office machines or equipment disturbs the quiet enjoyment of any other tenant in the Building, then Tenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the disturbance, all at Tenant’s sole cost and expense.

7. IMPROVEMENT AND ACCEPTANCE OF PREMISES.

(a) Construction of Tenant Improvements. Landlord, at its sole cost and expense, shall construct those improvements in the Premises described in Exhibit B pursuant to the provisions of Exhibit B. Such improvements are referred to in this Lease as the “Tenant Improvements.”

(b) Acceptance of Premises by Tenant. Subject to Substantial Completion of the Tenant Improvements as further provided in Exhibit B, the taking of possession of the Premises by Tenant shall be conclusive evidence that Tenant accepts the same and the Tenant Improvements “as is” and that the Premises, the Project and the Building are suited for the use intended by Tenant and were in satisfactory condition at the time such possession was taken, except for the completion of punchlist items. Landlord and Tenant shall inspect the Premises after the improvements to be constructed in the Premises by Landlord are Substantially Complete, as that term is defined in Exhibit B, and shall together prepare a punchlist, as provided in Exhibit B.

(c) Suitability of Premises. Landlord shall have no obligation whatsoever to construct leasehold improvements for Tenant or to repair or refurbish the Premises, except as specifically set forth in Sections 8(a), 9(a), 19 and 20 or in Exhibit B. Landlord or Landlord’s agents have made no representations or promises with respect to the Project, the Building, the Premises or this Lease except as expressly set forth herein. Tenant represents and warrants to Landlord that its sole intended use of the Premises is for office use which has no special requirements, including but not limited to, special security requirements, that it does not intend to use the Premises for any other purpose, and that prior to executing this Lease it has made such investigations as it deems appropriate with respect to the suitability of the Premises for its intended use and has determined that the Premises is suitable for such intended use.

(d) Inspection by a CASp in Accordance with Civil Code § 1938. To Landlord’s actual knowledge, the property being leased or rented pursuant to this Lease has not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this Lease solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under this Lease.

8. SERVICES.

(a) Standard Services. Landlord shall, as a standard service, maintain the public and Common Areas of the Project and the Building, such as lobbies, stairs, corridors and restrooms, in good order and condition and shall perform those maintenance and repair obligations specified in Section 9(a) below, except for damage or repair occasioned by the acts or omissions of Tenant Parties (as defined in Section 23(c)), which shall be repaired at Tenant’s sole cost and expense. Landlord shall provide five (5) days per week standard janitorial services to the Premises, including to the restrooms (if any) located within the Premises. Landlord shall furnish the Premises with electricity for lighting and operation of low power usage office machines and elevator service at all times during the Term. Landlord shall furnish the Premises with Building standard heating or Building standard office air conditioning between the hours of 8:00 a.m. and 6:00 p.m., Monday through Friday, except for legal holidays. Air conditioning units and electricity therefor or special air conditioning requirements, such as for any computer centers, and after-hours heating and air conditioning shall be at Tenant’s expense at an hourly rate established by Landlord in its reasonable discretion from time to time. Tenant shall be solely responsible for the repair and maintenance of any separate heating, ventilating, air conditioning or other equipment installed in the Premises by Tenant (with Landlord’s consent) or by Landlord as part of the Tenant Improvements. Landlord shall also provide lighting replacement for Landlord-furnished lighting, toilet room supplies, window washing with reasonable frequency and customary janitorial service. Landlord shall not be liable to Tenant for any loss or damage caused by or resulting from any variation, interruption or failure of said services due to any cause whatsoever; and no temporary interruption or failure of such services shall be deemed an eviction of Tenant or relieve Tenant from any of Tenant’s obligations hereunder.

(b) Overstandard Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal office machines, or equipment or lighting other than the Building standard lights located in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, together with an administrative fee in the amount set forth in Section 10(c), shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or electricity in excess of that supplied by Landlord pursuant to Section 8(a) above, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices (including installment costs).

(c) Security Service. Any other provision of this Lease to the contrary notwithstanding, Landlord shall not be obligated to provide security services for the Project or the Premises, and Tenant shall provide at its expense such security as may reasonably be required in connection with the safety of the Premises and Tenant’s employees, contractors and other invitees.

9. MAINTENANCE AND REPAIRS.

(a) Landlord’s Obligations. Landlord shall maintain and keep in good repair the foundations, exterior walls, structural portions of the roof and other structural portions of the Building, and shall maintain the electrical, plumbing, heating and ventilating equipment in the Building, except such portions thereof as may be specially installed for Tenant or otherwise altered by Tenant in connection with Tenant’s work or otherwise; and except that all damage or injury to the Premises, the Building or the equipment and improvements therein caused by any act, neglect, misuse or omission of any duty by Tenant or by any persons who may be in or upon the Premises, the Building or the Project with the express or implied consent of Tenant shall be paid by Tenant. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given by Tenant to Landlord. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. Landlord makes no warranty as to the quality, continuity or availability of the telecommunications services in the Building, and Tenant hereby waives any claim against Landlord for any actual or consequential damages (including damages for loss of business) if Tenant’s telecommunications services in any way are interrupted, damaged or rendered less effective.

(b) Tenant’s Obligations. Tenant shall at its expense maintain, repair and replace all portions of the Premises and the equipment or fixtures incorporated therein, except to the extent specified in Sections 8(a), 9(a), 19 or 20, at all times in as good condition, appearance and repair as received, all in accordance with the laws of the State of California and all health, fire, police and other ordinances, regulations and directives of governmental agencies having jurisdiction over such matters. Tenant shall replace at Tenant’s sole expense any glass that may be broken in the Premises, and elsewhere in the Building or the Project if done through any fault or negligence of any of the Tenant Parties, with glass of the same size, specifications and quality, with signs thereon, if required.

10. ALTERATIONS.

(a) Landlord’s Consent. Tenant shall not make any alterations, additions or improvements (collectively, “Alterations”) in or to the Premises or make changes to locks on doors or add, disturb or in any way change any plumbing or wiring without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld provided that the Alterations: (i) comply with all applicable laws, ordinances, rules and regulations; (ii) will not interfere with the use and occupancy of any other portion of the Building by any other tenant or their invitees; (iii) do not affect the structural portions of the Building or the electrical, mechanical or life safety systems of the Building; (iv) do not affect the appearance of the Building from the exterior thereof; (v) will not cause or involve the release of any Hazardous Material; and (vi) do not and will not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building (unless Tenant agrees in writing to pay the entire cost of the design and construction of such other improvements or alterations and unless such other improvements or alterations would themselves satisfy the foregoing criteria (i) through (vi), inclusive).

(b) Performance of Work. All Alterations shall be made at Tenant’s sole expense and by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld. All Alterations shall be made at such times and in such manner as Landlord may from time to time reasonably designate, and, subject to the removal provisions below and the provisions of Section 15(a), shall become the property of Landlord without any obligation to pay therefor at the expiration or earlier termination of this Lease. All work with respect to any Alterations shall be performed in a good and workmanlike manner, shall be of a quality equal to or exceeding the then existing construction standards for the Project and must be of a type, and the floors and ceilings must be finished in a manner, customary for general office use and other uses common to comparable office buildings in the vicinity. Alterations shall be diligently prosecuted to completion to the end that the Premises shall be at all times a complete unit except during the period necessarily required for such work. If any Alteration requires that any improvement or modification be made to the Project which would not otherwise be required to be made at that time (even if such improvement or modification would have been required to be made at some later time), then Tenant shall reimburse Landlord for the cost of such improvement or modification. All Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto, and no interior improvements installed in the Premises may be removed unless the same are promptly replaced with interior improvements of the same or better quality. Landlord hereby reserves the right to require any contractor or mechanic working in the Premises to provide lien waivers and liability insurance covering the Alterations to the Premises and to require Tenant to secure, at Tenant’s sole cost and expense, completion and lien indemnity bonds reasonably satisfactory to Landlord, and/or to require such other instruments as may be reasonably requested by Landlord. fu addition to the foregoing, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Section 17(a) of this Lease immediately upon completion thereof. Prior to the performance of any Alterations, Tenant shall allow Landlord to enter the Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Alterations. All Alterations (other than trade fixtures and Tenant’s removable equipment) shall remain in and be surrendered with the Premises as a part thereof at the expiration or earlier termination of this Lease, without disturbance, molestation or injury, provided that Landlord may require any Alterations to be removed upon the expiration or earlier termination of this Lease. In such event, all expenses to restore said space to normal building standards shall be borne by Tenant. If Tenant fails to complete the removal and/or to repair any damage caused by the removal of any Alterations which are required to be removed as provided above, Landlord may do so and may charge the cost thereof to Tenant. The foregoing notwithstanding, if Tenant requests in writing, at the time it requests the consent of Landlord to a proposed Alteration, that Landlord inform Tenant as to whether or not Landlord will require that the proposed Alteration be removed, and if Landlord informs Tenant that it will not request that such Alteration be removed, then Tenant shall not be required to remove the proposed Alteration. In no event shall Tenant be required to remove the Tenant Improvements.

(c) Landlord’s Expenses; Administrative Fee. Tenant shall pay to Landlord, as additional rent, any out-of-pocket costs incurred by Landlord in connection with the review, approval and supervision of the Alterations and for any additional Building services provided to Tenant or to the Premises in connection with any such alterations, additions or improvements which are beyond the normal services provided to occupants of the Building. Tenant shall also pay to Landlord an administration fee equal to three percent (3%) of the cost of the work to compensate Landlord for the administrative costs incurred in the review, approval and supervision of the Alterations (other than the initial Tenant Improvements for the Premises constructed pursuant to Exhibit B hereof). Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors or subcontractors, or Tenant’s design of any work, construction of any work or Tenant’s delay in completion of any work.

11. COMPLIANCE WITH LAWS AND INSURANCE STANDARDS. Tenant, at its sole cost and expense, shall promptly comply with all local, state and federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereinafter be in force with respect to the Premises, including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. and any governmental regulations relating thereto, including any required Alterations for purposes of “public accommodations” under such statute. Tenant shall not use or permit the Premises to be used in any manner nor do any act which would increase the existing rate of insurance on the Project or cause the cancellation of any insurance policy covering the Project, nor shall Tenant permit to be kept, used or sold, in or about the Premises, any article which may be prohibited by the standard form of fire insurance policy, unless Tenant obtains an endorsement to the policy allowing such activity. Tenant’s obligations under this Section and Section 9 or either of them shall include, without limitation, the responsibility of Tenant to make substantial repairs, improvements or Alterations to the extent provided above, regardless of, among other factors, the relationship of the cost of curative action to the Rent under this Lease, the length of the then remaining Term hereof, the relative benefit of the repairs to Tenant or Landlord, the degree to which the curative action may interfere with Tenant’s use or enjoyment of the Premises, or the likelihood that the parties contemplated the particular law involved. Tenant waives any rights now or hereafter conferred upon it by any existing or future law to terminate this Lease or to receive any abatement, diminution, reduction or suspension of payment of Rent by reason of the obligations of Tenant under this Section 11. Notwithstanding anything to the contrary set forth above, in no event, however, shall Tenant be responsible for any Alterations required to be made to the Premises or Project, except to the extent that the requirement of such upgrade is imposed due to the use of the Premises by Tenant for other than general office use or any Alteration made or proposed to be made by Tenant.

12. LIENS AND INSOLVENCY. Tenant shall keep the Premises, the Building and the Project free from any liens or encumbrances of any kind or nature arising out of any work performed, materials ordered or obligations incurred by or on behalf of Tenant. If Tenant becomes insolvent, makes an assignment for the benefit of creditors, or if legal proceedings are instituted seeking to have Tenant adjudicated bankrupt, reorganized or rearranged under the bankruptcy laws of the United States, or if this Lease shall, by operation of law or otherwise, pass to any person or persons or entity other than Tenant (except as permitted in Section 14 below), Landlord may, at its option, terminate this Lease, which termination shall reserve unto Landlord all of the rights and remedies available under Sections 27 or 33 hereof, and Landlord may accept rent from such trustee, assignee or receiver without waiving or forfeiting said right of termination.

13. SIGNS AND ADVERTISING. Landlord shall provide Tenant, at Landlord’s sole cost and expense, with Tenant’s prorata share of Building standard signage (as such standard is established from time to time by Landlord) on the Building directory in the lobby of the Building. Any subsequent change to the signs provided by Landlord shall be at the expense of Tenant. Tenant shall not erect or install or otherwise utilize signs, lights, symbols, canopies, awnings, window coverings or other advertising or decorative matter (collectively, “Signs”) on the windows, walls or exterior doors or otherwise visible from the exterior of the Premises without first (a) submitting its plans to Landlord and obtaining Landlord’s written approval thereof, which may be given, withheld or conditioned in Landlord’s sole discretion and (b) obtaining any required approval of any applicable governmental authority with jurisdiction at Tenant’s sole cost and expense; provided however, Tenant shall have the right to install a Sign at the entrance to the Premises and in such event, Landlord’s approval of any plans for the same shall not be unreasonably withheld. All Signs approved by Landlord shall be professionally designed and constructed in a first-class workmanlike manner. Landlord shall have the right to promulgate from time to time additional reasonable rules, regulations and policies relating to the style and type of said advertising and decorative matter which may be used by any occupant, including Tenant, in the Building, and may change or amend such rules and regulations from time to time as in its reasonable discretion as it deems advisable. Tenant agrees to abide by such rules, regulations and policies. At the expiration or earlier termination of this Lease, all such signs, lights, symbols, canopies, awnings or other advertising or decorative matter attached to or painted by Tenant upon the Premises, whether on the exterior or interior thereof, shall be removed by Tenant at its own expense, and Tenant shall repair any damage or injury to the Premises or the Building, and correct any unsightly condition, caused by the maintenance and removal thereof.

14. ASSIGNMENT OR SUBLETTING.

(a) Landlord’s Consent. Without the express prior written consent of Landlord, Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge, or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than Tenant and its employees or sublet all or any portion of the Premises or transfer a portion of its interest in or rights with respect to the Premises (collectively, “Sublease”).

(b) Notice to Landlord. If Tenant desires to enter into an Assignment or a Sublease, Tenant shall give written notice to Landlord of its intention to do so (the “Transfer Notice”), containing the name of the proposed assignee or subtenant (collectively, “Transferee”), the nature of the proposed Transferee’s business to be carried on in the Premises, the material terms of the proposed Assignment or Sublease, including, without limitation, the commencement and term expiration dates thereof and the rent payable thereunder, the portion of the Premises proposed to be subleased (the “Transfer Space”), and the most recent audited financial statement or other equivalent financial information reasonably available to Tenant concerning the proposed Transferee.

(i) Within fifteen (15) days after Landlord’s receipt of the Transfer Notice with respect to an Assignment or with respect to any Sublease of fifty percent (50%) or more of the Rentable Area of the Premises for fifty percent (50%) or more of the then remaining Term, Landlord may, by written notice to Tenant, elect to terminate this Lease as to the Transfer Space, with a proportionate reduction in Basic Rent and Tenant’s Proportionate Share of Operating Expenses, effective upon a date the proposed Assignment or Sublease would have commenced, or disapprove the Sublease or Assignment; provided, however, that if Landlord does not make an election under this Subsection l 4(b)(i), Landlord agrees not to unreasonably withhold its consent to the Sublease or Assignment.

(ii) Without limiting in any way the other grounds upon which Landlord may withhold its consent, Landlord’s consent shall not be deemed to have been unreasonably withheld if: (A) the proposed sublessee or assignee is a governmental agency or entity; (B) if the proposed sublessee or assignee intends to use the Premises for executive suites or for any use which would materially increase the density of occupants of the Premises: (C) any other use inconsistent with Section 6 or the operation of a first-class office building or in a manner which would increase the use of, or the possibility of disturbance of, Hazardous Materials on the Project; (D) the proposed Transferee is not of sound financial condition as reasonably determined by Landlord in light of the fact that Tenant shall not be released of its obligations under this Lease; (E) the proposed use or the proposed assignee or subtenant would cause the violation of any covenant or agreement of Landlord to any third party or would permit any other tenant to terminate its lease; (F) the proposed subtenant or assignee then leases or occupies any other space in the Building and Landlord has available for lease space comparable to the Transfer Space; (G) the proposed sublease or assignment would result in increased foot traffic in the Common Areas or overusage of the utilities and/or Building systems, as reasonably determined by Landlord, or (H) Landlord determines, in its sole business judgment, that the proposed sublease or assignment will decrease, diminish or otherwise negatively impact Landlord’s interest in the Project. Landlord’s failure to make such election within fifteen (15) days after Landlord’s receipt of the Transfer Notice shall be deemed to be Landlord’s disapproval of the proposed Sublease or Assignment.

(c) Permitted Transfers. If Landlord consents to any Sublease or Assignment as set forth in Section l 4(b):

(i) Tenant may thereafter, within one hundred eighty (180) days after Landlord’s consent, enter into such Assignment or Sublease, but only with the party and upon the same terms as set forth in the Transfer Notice;

(ii) In the case of a Sublease, Tenant shall pay to Landlord monthly, together with monthly installments of rent hereunder, fifty percent (50%) of the difference for such month between (x) any and all sums received by Tenant in connection with such Sublease (including key money, bonus money and any payment in excess of fair market value for services rendered by Tenant in connection with such Sublease or for assets, fixtures, inventory, equipment or furniture transferred by Tenant in connection with such Sublease in excess of the fair market value of such assets, fixtures, inventory, equipment or furniture), minus (y) the sum of the proportionate amount (on a Rentable Area basis) of Basic Rent payable by Tenant under this Lease for the space covered by such Sublease plus any actual and reasonable out-of-pocket costs incurred by Tenant in connection with such Sublease (including actual and reasonable out-of-pocket brokerage commissions, legal fees and tenant improvement costs);

(iii) In the case of an Assignment, Tenant shall pay to Landlord, as and when received, fifty percent (50%) of any transfer or assignment fee, purchase price or other consideration received by Tenant in connection with the Assignment attributable to the value of this Lease (if other assets are transferred in connection with the Assignment, a fair allocation of value shall be made to the Lease for the purposes of this Section 14, independent of any allocation made as between Tenant and the Assignee for their own purposes);

(iv) Any Sublease or Assignment shall be subject to all of the provisions of this Lease, and Landlord’s consent to any Sublease or Assignment shall not be construed as a consent to any terms thereof which conflict with any of the provisions of this Lease except to the extent that Landlord specifically agrees in writing to be bound by such conflicting terms; and

(v) No Transferee, other than pursuant to Section 14(i) below, shall have the right to exercise any right or option under this Lease (if any) to lease additional space, extend the Term, or terminate this Lease.

(d) Continuing Liability. Tenant shall not be relieved of any obligation to be performed by Tenant under this Lease, including the obligation to obtain Landlord’s consent to any other Assignment or Sublease (including sub-subleases), regardless of whether Landlord consented to any Assignment or Sublease. Following any Assignment, Landlord and the Transferee shall be entitled to enter into amendments to this Lease without obtaining the consent of the assigning Tenant. The foregoing notwithstanding, if, following any Assignment, Landlord and such Transferee enter into any amendments to this Lease without obtaining the consent of the assignor, the amount of the aggregate monetary liability of the assignor with respect to payments then or thereafter due under this Lease (as so amended) shall be limited to what would have then been the aggregate monetary liability of the assignor with respect to payments then or thereafter due under this Lease, calculated with reference to the provisions of this Lease and any amendments to which it had previously entered into directly with Landlord or to which it has otherwise given its consent. Any Assignment or Sublease that fails to comply with this Section 14 shall be void and, at the option of Landlord, shall constitute a default by Tenant under this Lease. The acceptance of Basic Rent or other sums by Landlord from a proposed Transferee shall not constitute Landlord’s consent to such Assignment or Sublease.

(e) Assumption by Transferee. Each Transferee under an Assignment shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Basic Rent, additional rent and other charges, and for the performance of all other provisions of this Lease. Each Transferee under a Sublease, other than Landlord, shall be subject to this Lease. No Assignment shall be binding on Landlord unless Landlord shall receive a counterpart of the Assignment and an instrument in recordable form that contains a covenant of assumption by the Transferee reasonably satisfactory in substance and form to Landlord and consistent with the requirements of this Section 14 but the failure of the Transferee to execute such instrument shall not release the Transferee from its liability as set forth above. Tenant shall reimburse Landlord, within thirty (30) days after Tenant’s receipt of an invoice therefor, for any costs that Landlord may incur in connection with any proposed Assignment or Sublease, including Landlord’s reasonable attorneys’ fees and the costs of investigating the acceptability of any proposed Transferee; provided, however, that if, in the event of a proposed Sublease, the subletting documents and supporting data will only require the preparation and delivery of Landlord’s standard form of consent to such Sublease, then such legal fees shall not exceed One Thousand Five Hundred and No/100ths Dollars ($1,500.00).

(f) Waiver. The acceptance of rent or additional charges by Landlord from a purported assignee or sublessee shall not constitute a waiver by Landlord of the provisions of this Section 14.

(g) Change in Control. Any sale or other transfer, including by consolidation, merger or reorganization, of a majority of the voting stock of Tenant, if Tenant is a corporation (other than a sale of the majority of the stock of a publicly traded company in normal open market transactions), or any sale or other transfer of a majority of or a controlling interest in the partnership interests in Tenant, if Tenant is a partnership, or any sale or other transfer of a majority of or a controlling interest in the membership interests in Tenant, if Tenant is a limited liability company, or any sale or other transfer of a majority of the beneficial interests in Tenant or of any controlling interest in Tenant, if Tenant is a trust or other type of entity, shall be an Assignment for purposes of this Section 14.

(h) Disputes. If Tenant, using its good faith business judgment, determines that Landlord has unreasonably refused to grant consent to a proposed Sublease or Assignment (it being agreed that if Landlord refuses to consent for any reason set forth in Section l 4(b)(ii) above, Landlord’s refusal shall conclusively be deemed reasonable), Tenant’s sole remedy shall be an action for actual, reasonable monetary damages and declaratory or injunctive relief. Tenant waives any right which Tenant may have to terminate this Lease in connection with any refusal by Landlord to consent to a Transfer, whether or not such refusal was reasonable.

(i) Transfers to Affiliates or Successors.

(i) Anything to the contrary contained in this Section 14 notwithstanding, Tenant may sublet the Premises or any part thereof, or assign its interest in this Lease, to an Affiliate (defined below) of Tenant or a Successor (defined below) or as part of a change in controlling interest of Tenant as described in Section 14(g) above, to Tenant without the necessity of obtaining the consent of Landlord, without being subject to Landlord’s termination rights under Section l 4(b)(i) above, and without the obligation to pay the amount provided for in Sections 14(c)(ii) or 14(c)(iii) above. All of the other terms and conditions of this Section 14 shall apply to such Sublease or Assignment.

(ii) For purposes of this Section 14(i), the term “Affiliate” shall mean any corporation, partnership or limited liability company which directly or indirectly controls or is controlled by or is under common control with Tenant (for this purpose, “control” shall mean the possession, directly or indirectly, of both the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership shares or by contract or otherwise, when combined with the ownership, directly or indirectly, of not less than fifty percent (50%) of all classes of the then outstanding stock, if the entity is a corporation, or of fifty percent (50%) of all classes of the profit interests, if the entity is a partnership or a limited liability company).

(iii) For purposes of this Section 14(i), the term “Successor” shall mean: (i) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated in accordance with the applicable statutory provisions for merger or consolidation of corporations, but only if, by operation of law or by effective provisions contained in the instruments of merger or consolidation, the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving the merger or created by such consolidation; (ii) any partnership or limited liability company into which Tenant is merged in accordance with the applicable statutory provisions for the merger of partnerships or limited liability companies, but only if the surviving entity agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease; and, (iii) any corporation, partnership or limited liability company acquiring the leasehold interest of Tenant under this Lease and substantially all of the other property and assets of Tenant or its Successor, but only if such entity agrees in writing that it has unconditionally assumed for the benefit of Landlord all of the obligations and liabilities of Tenant under this Lease. Acquisition by Tenant or its successors of substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed a merger of such corporation into Tenant for purposes of this Lease.

15. TENANT’S PROPERTY.

(a) Removal Upon Expiration of Lease. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Term, subject to the other requirements of this Lease. If Tenant shall fail to remove all of such property from the Premises at the expiration of the Term or within ten (10) days after any earlier termination of this

Lease for any cause whatsoever, Landlord may, at its option and following not less than five (5) days’ notice to Tenant, (i) remove the same in any manner that Landlord shall choose, and store such property without liability to Tenant for loss thereof (and in such event, Tenant agrees to pay Landlord upon demand any and all expenses incurred in such removal, including court costs and attorneys’ fees and storage charges on such property for any length of time that the same shall be in Landlord’s possession, and/or (ii) sell said property or any of the same, at a private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale to any amounts due under this Lease from Tenant to Landlord and to the expense incident to the removal and sale of said property.

(b) Personal Property Taxes. Tenant shall be liable for and shall pay, at least ten (10) days before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises. If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or if the assessed value of the Premises or Landlord’s obligations are increased by a value placed upon such personal property or trade fixtures of Tenant and if Landlord, after written notice to Tenant, pays the taxes or obligations based upon Tenant’s personal property or trade fixtures, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall, upon demand, repay to Landlord the taxes or obligations so levied against Landlord, or the portion of such taxes or obligations resulting from such increase in the assessment.

16. ENTRY BY LANDLORD. After reasonable notice (except in emergencies, where no such notice shall be required), Landlord, its authorized agents, contractors, and representatives shall at any and all times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to show the Premises to prospective purchasers or tenants during the last year of the Term and during any period when Tenant is in default of its obligations pursuant to this Lease, to post notices, to alter, improve or repair the Premises or any other portion of the Building, all without being deemed guilty of any eviction of Tenant and without abatement of rent. Landlord may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Landlord shall at all times have and retain a key with which to unlock all doors in the Premises, excluding Tenant’s vaults and safes. Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord pursuant to the terms hereof shall not be deemed to be a forcible or unlawful entry into the Premises, or an eviction of Tenant from the Premises or any portion thereof, and Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss in, upon and about the Premises. In exercising its right to entry hereunder, Landlord shall use commercially reasonably efforts to minimize any interference with Tenant’s use of or access to the Premises.

17. TENANT’S INSURANCE.

(a) Tenant shall, during the entire term of this Lease and any other period of occupancy, at its sole cost and expense, keep in full force and effect the following insurance:

(i) Property Insurance. Property insurance insuring against the perils of fire, vandalism, malicious mischief, sprinkler leakage, and such other risks as are from time to time included in a “Causes of Loss—Special Form” policy (an “All Risk Policy”). Such All Risk Policy shall be upon all trade fixtures and other property owned by Tenant, for which Tenant is legally liable and/or that was installed by or on behalf of Tenant, and which is located in the Building, including, without limitation, Alterations, furniture, fittings, installations, fixtures, and any other personal property, in an amount not less than the full replacement cost thereof. If there shall be a dispute as to the amount which comprises full replacement cost, the decision of Landlord or any mortgagees of Landlord shall be conclusive. Landlord shall not be liable for any direct or indirect loss of Tenant’s earnings attributable to Tenant’s inability to use fully or obtain access to the Premises or the Project. Such policy shall name Landlord, the mortgagees of Landlord, and the mortgagees of Landlord’s interest in the Project as loss payees, as their respective interests may appear, but only with respect to the coverage on any Alterations.

(ii) Liability Insurance. Commercial General Liability Insurance insuring Tenant against any liability arising out of the lease, use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in the amount of Three Million and No/100ths Dollars ($3,000,000) Combined Single Limit for injury to or death of one or more persons in an occurrence and Five Million and No/100ths Dollars ($5,000,000) in the aggregate (some reasonable portion of which may be maintained through an excess or umbrella policy, provided that any such excess or umbrella policy shall cover at least the same perils as Tenant’s primary commercial general liability policy and shall not contain materially more extensive exclusions than such primary policy), and for damage to tangible property (including loss of use) in an occurrence, with an Additional Insured – Landlord Endorsement and an endorsement against acts of the public enemy and terrorists. The policy shall insure the hazards of premises and operations, independent contractors, contractual liability (covering the indemnity contained in Section 22 hereof) and shall (i) name Landlord, the mortgagees of Landlord, the mortgagees of Landlord’s interest in the Project, and any other person or entity specified by Landlord as an additional insured using ISO Additional Insured Endorsement CG 2037 or CG 2026 (or their equivalent), (ii) contain a cross-liability provision, (iii) contain a provision that the insurance provided the landlord hereunder shall be primary and noncontributing with any other insurance available to Landlord, and (iv) include fire legal liability coverage in the amount of One Million and No/100ths Dollars ($1,000,000).

(iii) Workers’ Compensation Insurance. Workers’ Compensation and Employer’s Liability Insurance (as required by the laws of the State of California).

(iv) Boiler and Machinery Insurance. If Tenant installs any boiler, pressure object, machinery, fire suppression system, supplemental air conditioning or other mechanical equipment within the Premises, Tenant shall also obtain and maintain at Tenant’s expense, boiler and machinery insurance covering loss arising from the use of such equipment.

(v) Business Interruption Insurance. A policy or policies of “business interruption insurance” covering those risks referred to in subparagraph (a)(i) above in an amount not less than the Basic Rent and Additional Rent for a period of not less than twelve (12) months commencing with the date of the loss.

(vi) Other Insurance. Any other form or forms of insurance as Tenant or Landlord or any mortgagees of Landlord may reasonably require from time to time in form, amounts and for insurance risks against which a prudent tenant would protect itself.

(b) Criteria for Policies. All such policies shall be written in a form satisfactory to Landlord and shall be taken out with insurance companies qualified to issue insurance in the State of California and holding an A.M. Best’s Rating of “A-” and a Financial Size Rating of “VIII” or better, as set forth in the most current issue of Best’s Key Rating Guide. Such insurance shall provide that it is primary insurance, and not contributory with any other insurance in force for or on behalf of Landlord. Prior to the commencement of the Term, Tenant shall deliver to Landlord (i) with respect to Tenant’s All-Risk Policy, a certificate of insurance in the ACORD 28 (2009/12) form (or such other form or forms acceptable to Landlord in its reasonable and absolute discretion) evidencing in a manner binding on the insurance carrier the existence of the amounts and forms of coverage required under this Lease (including, without limitation, with respect to the designation of loss payees as required under this Lease), and (ii) with respect to Tenant’s policy of Commercial General Liability Insurance, a certificate or evidence of insurance in a form acceptable to Landlord in its reasonable and absolute discretion evidencing in a manner binding on the insurance carrier the existence of the amounts and forms of coverage required under this Lease (including, without limitation, with respect to the designation of additional insureds as required under this Lease). No such policy shall be cancelable, terminable or reducible in coverage except after ten (10) days prior written notice to Landlord. Tenant shall, within ten (10) days prior to the expiration of such policies, furnish Landlord with certificates of insurance evidencing renewals thereof, or Landlord may order such insurance and charge the cost thereof to Tenant as additional rent, if Tenant fails to so notify Landlord. If Landlord obtains any insurance that is the responsibility of Tenant under this Section 17, Landlord shall deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed. The deductible under all insurance policies required to be maintained by Tenant under this Lease shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Landlord’s Insurance.

(i) Landlord shall maintain, or cause to be maintained, a policy of Commercial General Liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring Landlord against any liability arising out of the lease, use, occupancy, or maintenance of the Project and all areas appurtenant thereto (other than the Premises, unless Landlord elects to extend such coverage to the Premises). Such insurance shall be in the amount of Two Million Dollars ($2,000,000) Combined Single Limit for injury to or death of one or more persons in an occurrence and Four Million Dollars ($4,000,000) in the aggregate (some reasonable portion of which may be maintained through an excess or umbrella policy, provided that any such excess or umbrella policy shall cover at least the same perils as a commercial general liability policy and shall not contain materially more extensive exclusions than such a policy), and for damage to tangible property (including loss of use) in an occurrence.

(d) In addition, Landlord shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Project against loss or damage by fire and such other hazards as Landlord may elect (that may include earthquake loss if Landlord elects to maintain such coverage) and contingencies for the full insurable value thereof, or, in the alternative, insuring for eighty percent (80%) of the replacement cost thereof (or such minimum amount as shall be required to eliminate operation of coinsurance provisions), exclusive of excavations and foundations; provided, however, that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies not covered by this Lease that Tenant may keep or maintain in the Premises, or any real or personal property that Tenant is otherwise required to insure under this Lease. If the annual premiums charged Landlord for such property insurance exceed the standard premium rates because the nature of Tenant’s operations result in extra-hazardous or higher than normal risk exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium. All insurance proceeds payable under Landlord’s insurance carried hereunder shall be payable solely to Landlord, and Tenant shall have no interest therein.

18. WAIVER OF SUBROGATION. Whether any loss or damage to or within the Project, the Building and/or the Premises is due to the negligence of either of the parties hereto, their agents or employees, or any other cause, Landlord and Tenant do each herewith and hereby release and relieve the other from responsibility for, and waive their entire claim of recovery, for any loss or damage to the real or personal property of the other located anywhere in the Project and including the Project itself, arising out of or incident to the occurrence of any of the perils which are covered by any property insurance policy covering the Project or which was required to be carried by either Landlord or Tenant (but only to the extent the loss is covered, or would have been covered, by such policy); or loss resulting from business interruption at the Premises, arising out of or incident to the occurrence of any of the perils which are covered by any business interruption insurance policy covering the Project. To the extent that any risks are, in fact, covered by property insurance, each party shall cause its insurance carriers to consent to such waiver and to waive all rights of subrogation against the other party.

19. DAMAGE AND DESTRUCTION.

(a) Repair and Restoration. If the Building and/or the Premises are damaged by fire or other perils covered by insurance carried by Landlord, Landlord shall, subject to the provisions of Section 19(b) below, have the following rights and obligations:

(i) If the Building and/or the Premises are damaged or destroyed by any such peril, to the extent the cost to repair exceeds twenty-five percent (25%) of the then full replacement value thereof or the damage thereto is such that the Building and/or the Premises cannot, in the reasonable estimate of Landlord, be repaired, reconstructed and restored within six (6) months from the date of such damage or destruction using customary diligence, Landlord shall, at its sole option, as soon as reasonably possible thereafter, either commence or cause the commencement of the repair, reconstruction and restoration of the Building and/or the Premises and prosecute or cause the same to be prosecuted diligently to completion, in which event this Lease shall remain in full force and effect; or within sixty (60) days after such damage or destruction, elect not to so repair, reconstruct or restore the Building and/or the Premises, in which event this Lease shall terminate. In either event, Landlord shall give Tenant written notice of its intention within said sixty (60) day period. If Landlord elects not to restore the Building and/or the Premises, this Lease shall be deemed to have terminated as of the date of such damage or destruction.

(ii) If the Building and/or the Premises are partially damaged or destroyed by any such peril, to the extent the cost to repair is twenty-five percent (25%) or less of the then full replacement value thereof, and if the damage thereto is such that the Building and/or the Premises reasonably may, in the reasonable estimate of Landlord, be repaired, reconstructed or restored within a period of six (6) months from the date of such damage or destruction using customary diligence, then Landlord shall commence or cause the commencement of and diligently complete or cause the completion of the work of repair, reconstruction and restoration of the Building and/or the Premises and this Lease shall continue in full force and effect.

(b) Uninsured Casualties. If damage or destruction of the Building and/or the Premises is due to any cause not fully covered (except for deductible amounts not exceeding One Hundred Thousand and No/100ths Dollars ($100,000.00)) by collectible insurance carried by Landlord at the time of such damage or destruction, Landlord may elect to terminate this Lease. If the repairing or restoring of the damage is delayed or prevented for longer than six (6) months after the occurrence of such damage or destruction by reason of weather, acts of God, war, governmental restrictions, inability to procure the necessary labor or materials, or any cause that is beyond the reasonable control of Landlord, Landlord may elect to be relieved of its obligation to make such repairs or restoration and terminate this Lease. Further, Landlord shall not have any obligation to repair, reconstruct or restore the Premises and may terminate this Lease when the damage resulting from any casualty covered under this Section 19 occurs during the last twelve (12) months of the Term.

(c) Tenant’s Termination Right. If the work of repair, reconstruction and restoration in connection with damage or destruction of the Building and/or Premises shall require a period longer than nine (9) months to complete or occurs within the last twelve (12) Lease Months, then Tenant may elect to terminate this Lease, provided that Tenant shall give written notice to Landlord of its intention within sixty (60) days after the date it is advised of such repair period.

(d) Termination of Lease. Upon any termination of this Lease under any of the provisions of this Section 19, Landlord and Tenant shall each be released without further obligation to the other from the date possession of the Premises is surrendered to Landlord or such other date as is mutually agreed upon by Landlord and Tenant except for payments or other obligations which have theretofore accrued and are then unpaid or unperformed and any other obligations which, by their terms, survive the termination of this Lease.

(e) Basic Rent Abatement. In the event of damage or of any repair, reconstruction and restoration by or through Landlord as herein provided, the Basic Rent payable under this Lease shall be abated proportionately to the degree to which Tenant’s use of the Premises is materially impaired during the period of such damage, repair, reconstruction or restoration. To the extent available on commercially reasonable terms, Landlord shall carry rental loss insurance on the Project applicable to the perils covered by an All Risk Policy on the Project and pertaining to the rent due under this Lease for not less than twelve (12) months. Tenant shall not otherwise be entitled to any abatement, compensation or damages for loss of the use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration, nor shall Tenant be entitled to any insurance proceeds, including those in excess of the amount required by Landlord for such repair, reconstruction or restoration. Tenant shall not be released from any of its obligations under this Lease due to damage or destruction of the Building and/or the Premises except to the extent and upon the conditions expressly stated in this Section 19.

(f) Extent of Repair Obligation. If Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall be obligated to make repair or restoration only of those portions of the Building and the Premises which were originally provided at Landlord’s expense, and the repair and restoration of items not provided at Landlord’s expense shall be the obligation of Tenant. Tenant shall assign and deliver to Landlord any insurance proceeds payable to or received by Tenant in connection with any Alterations and insured by Tenant pursuant to Section 17(a) hereof, and Landlord shall thereafter, to the extent that it receives any such insurance proceeds, repair and restore such Alterations.

(g) Waiver. The provisions of California Civil Code § 1932(2) and § 1933(4), which permit termination of a lease upon destruction of the Premises, are hereby waived by Tenant; and the provisions of this Section 19 shall govern in case of such destruction.

20. CONDEMNATION.

(a) Complete Taking. If the whole of the Project, the Building or the Premises or so much thereof shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose so that a reasonable amount of reconstruction will not result in the Premises being no longer reasonably suitable for Tenant’s continued occupancy, this Lease and the term and estate hereby granted shall terminate and no longer be of any force or effect as of the date that possession of the Project, the Building or the Premises is so taken (herein called “Date of the Taking”), and the Basic Rent and other sums payable hereunder shall be prorated and adjusted as of such termination date.

(b) Partial Taking. If only a part of the Building, the Project or the Premises shall be so taken so that the remaining part thereof after reconstruction is reasonably suited for Tenant’s continued occupancy, this Lease shall be unaffected by such taking, except that if such condemnation affects more than fifty percent (50%) of the Premises, either Tenant or Landlord may, at its option, terminate this Lease by giving the other party written notice to that effect within sixty (60) days after the Date of the Taking. In such event, this Lease shall terminate and no longer be of any force or effect as of the date that such notice shall be given, and the Basic Rent and other sums payable hereunder shall be prorated and adjusted as of such termination date. Upon a partial taking after which this Lease continues in force as to any part of the Premises, the Basic Rent and other sums payable hereunder shall be adjusted according to the Rentable Area remaining.

(c) Award. Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction therefrom for any estate vested in Tenant by or in connection with this Lease, and Tenant shall receive no part of such award, including any award for the “leasehold bonus value” of this Lease. Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such award or payment.

(d) Waiver. Except as may be otherwise provided herein, Tenant hereby waives and releases any right to terminate this Lease under Sections 1265.120 and 1265.130 of the California Code of Civil Procedure or under any similar law, statute or ordinance now or hereafter in effect relative to eminent domain, condemnation or takings.

21. DAMAGE TO TENANT’S PROPERTY AND EXCULPATION.

(a) Damage to Tenant’s Property. Notwithstanding anything to the contrary in this Lease, neither Landlord nor the Landlord Parties (defined below) shall be liable for damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing work therein or from the roof, street or sub-surface or from any other place or resulting from dampness, or any damage or loss to the business or occupation of Tenant arising from the acts or neglect of other tenants or occupants of, or invitees to, the Project. Tenant shall give prompt written notice to Landlord in case of fire or accident in the Premises or in the Building or of defects therein or in the fixtures or equipment.

(b) Exculpation. Neither Landlord nor the Landlord Parties shall be liable to Tenant for any loss, damage, death or injury to person or property or any inconvenience: (i) caused by theft, fire, vandalism, assault, battery, act of God, breaches of security, acts of the public enemy, acts of terrorists or criminals, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, whether or not the negligence of Landlord or its agents or employees was a cause of, or in any way contributed to, such loss, damage, death or injury, or (ii) that occurs by reason of the active negligence or willful misconduct of Tenant, its agents, employees or invitees. Tenant hereby waives the remedy of constructive eviction. Any other provision of this Lease to the contrary notwithstanding: (i) in no event shall Landlord have any liability to Tenant for any consequential damages whatsoever, including loss of revenue or profits; and (ii) nothing in this Section 21(b) shall be deemed to limit the right of Tenant to pursue its remedies against any contractor or subcontractor of Landlord in connection with any damage to property or injury or death to persons caused by such contractor or subcontractor, provided, however, that Landlord shall not be vicariously liable to Tenant with respect to any such damage, injury or death caused by any such contractor or subcontractor and Tenant hereby waives any claim it may have that Landlord is vicariously liable for such damage, injury or death by reason of such contractor or subcontractor being the agent of Landlord. Notwithstanding anything to the contrary set forth above, no exculpation or disclaimer set forth above shall relieve Landlord from liability to the extent arising due to the gross negligence or willful misconduct of any Landlord Party.

22. INDEMNIFICATION. Tenant shall indemnify, defend and hold Landlord, its members, employees, agents, consultants, independent contractors, guests, invitees and other representatives (collectively, the “Landlord Parties”) harmless from and against all claims, losses, liabilities, damages, costs, expenses and claims arising from or relating to the use of the Premises or the Common Areas of the Project by the Tenant Parties or the conduct of Tenant’s business or any activity, work, or thing done or permitted by Tenant in or about the Premises or the Common Areas of the Project or suffered by Tenant in the Premises, any breach or default in the performance of any obligation to be performed by Tenant under the terms of this Lease, any act, neglect, fault or omission of any of the Tenant Parties, and all costs, attorneys’ fees, expenses and liabilities incurred in or about such claims or any action or proceeding brought thereon. In case any action or proceeding shall be brought against any of the Landlord Parties by reason of any such claim, Tenant upon written notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably approved in writing by Landlord. With respect to events occurring in or about the Premises, such indemnity shall include matters arising in connection with the passive (but not active) negligence of Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of and waives all claims against the Landlord Parties with respect to damage to property or injury to persons in, upon or about the Premises from any cause whatsoever except that which is caused by the gross negligence or willful misconduct of any Landlord Party, or the failure of Landlord to observe any of the terms and conditions of this Lease where such failure has persisted for an unreasonable period of time after written notice from Tenant to Landlord of such failure. The foregoing indemnity shall survive the expiration or earlier termination of this Lease with respect to conditions or occurrences occurring (i) during the Term, (ii) while Tenant or any Tenant Party is occupying or in possession of the Premises, (iii) while Tenant is holding over in the Premises or (iv) prior to the date Tenant has performed all of its obligations under Section 37 below. Tenant’s obligation to indemnify hereunder shall be subject to the waiver of subrogation set forth in Section I8 above.

23. HAZARDOUS MATERIALS.

(a) Definitions. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by, or is dealt with in, any local governmental authority, the State of California or the United States Government. Accordingly, the term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 2511 5, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iii) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (iv) petroleum, (v) asbestos, (vi) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (vii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (viii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6902 et seq., or (ix) defined as a “hazardous substance” pursuant to Section 101 of the Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

(b) Limitations on Use. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Materials. Tenant shall not allow the storage or use of Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage or use of such substances or materials, nor allow to be brought onto the Building or Project any such materials or substances, except that Tenant may maintain products in the Premises which are customarily incidental to normal operation of business offices in San Francisco, such as photocopy supplies, secretarial supplies and limited janitorial supplies which products contain chemicals which are categorized as Hazardous Materials, provided that the use of such products in the Premises by Tenant shall be in compliance with applicable laws and shall be in the manner in which such products are designed to be used. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s actual knowledge and belief regarding the presence of Hazardous Materials on the Premises. The covenants of this Section 23 shall survive the expiration or earlier termination of this Lease.

(c) Environmental Obligations. Landlord and Tenant shall notify each other in writing of (i) any enforcement, clean-up, removal or other governmental action instituted with regard to Hazardous Materials involving the Project, (ii) any claim made by any person against either of the parties related to Hazardous Materials in the Premises or the Project, (iii) any reports made to any governmental agency arising out of or in connection with Hazardous Materials in the Premises or the Project including, without limitation, any complaints, notices or warnings, and (iv) any spill, release, discharge or disposal of Hazardous Materials in the Premises or the Project that is required to be reported to any governmental agency or authority under any applicable governmental law, rule or regulation. Tenant shall indemnify and hold Landlord and its affiliates harmless with respect to any environmental claims or liabilities which occur as a result of the breach by Tenant of any of Tenant’s covenants set forth in Section 23(b) above or this Section 23(c) and from any escape, seepage, leakage, spillage, discharge, emission, release from, onto or into the Premises, the Building or the Project of any Hazardous Materials to the extent caused: (i) by Tenant or Tenant’s agents, contractors, trustees, partners, members, shareholders, officers, employees, guests, invitees, subtenants or licensees (collectively, the “Tenant Parties”), or (ii) as a result of the active or passive negligence of Tenant or any Tenant Party.

(d) Limitation on Tenant Covenants. The covenants of Tenant set forth in Sections 23(b) and 23(c) above shall not pertain to, and shall specifically exclude, any claim or liability arising in connection with any Hazardous Materials which are either: (i) first brought onto the Project by Landlord or its employees or contractors; or (ii) exist on the Project as of the date of this Lease.

(e) Disclosures by Landlord. Landlord hereby discloses to Tenant that previous owners, occupants or others possessed, used and may have disposed of construction materials and debris and other Hazardous Materials in or about the Project or portions thereof. Tenant acknowledges and agrees that Landlord has not made any warranty or representation as to the condition of the Project, including, without limitation, the presence or absence of Hazardous Materials thereon.

24. SUBORDINATION. Tenant agrees that this Lease is and shall be subordinate to any mortgage, deed of trust, ground lease or underlying lease (hereinafter “Prior Lien”) that may heretofore or hereafter be placed upon the Project or the Building, and all renewals, replacements and extensions thereof. If any Prior Lien holder wishes to have this Lease prior to its Prior Lien, then and in such event, upon such Prior Lien holder’s notifying Tenant to that effect, this Lease shall be deemed prior to the Prior Lien. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord, provided that such successor in interest recognizes the interest of Tenant under this Lease if no default under this Lease then exists. Within fifteen (15) days of presentation, Tenant shall execute (or provide good faith comments to) any documents which any such Prior Lien holder may require to effectuate the provisions of this Section 24. As a condition of any such subordination, however, the holder of or beneficiary under any such encumbrance shall agree in an executed, acknowledged and recorded non-disturbance agreement which provides that Tenant shall not be disturbed in its possession, except as may be consequent on an Event of Default, nor shall the obligations of Tenant be enlarged or its rights abridged hereunder by reason of any such mortgage or deed of trust or lease, save and except that the lender and any person acquiring title by reason of a foreclosure sale or an exercise of a power of sale or by deed expressly in lieu of foreclosure shall not: (i) have any liability for any act, omission, default or breach by Landlord under this Lease occurring prior to the time of such acquisition by such lender or person; (ii) be subject to any claim or offset which Tenant may have had against Landlord; (iii) be bound by any payment of rent or any part thereof more than one month in advance; (iv) be bound by any amendment or modification to this Lease made after such subordination and without the written consent of such lender; (v) be obligated for the return of any security deposit or other thing of value given to Landlord to secure the performance by Tenant of its obligations under this Lease or any one or more of such obligations except to the extent such security deposit or other thing of value was received by such lender or other person; (vi) be required to perform, or liable for the failure to perform, the obligations of Landlord with respect to construction of improvements, provided that if such lender or other person fails to complete the Tenant Improvements as required herein, Tenant may terminate this Lease; and, (vii) be obligated to perform any repair or restoration of the Project or the Premises required as a result of any damage, destruction or condemnation, except as provided in this Lease.

25. ESTOPPEL CERTIFICATE. Tenant will, upon ten (10) business days prior request by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate executed by Tenant, substantially in the form of Exhibit E attached hereto, certifying, among other things, the date of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the date to which the Basic Rent and additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Tenant no default exists hereunder on the part of Landlord or Tenant or specifying each such default of which Tenant may have knowledge and such other matters as may be reasonably requested by Landlord. The parties agree and intend that any such statement by Tenant may be relied upon by any prospective purchaser or mortgagee of the Building or the Project. In the event that Tenant fails or refuses to deliver such an estoppel certificate to Landlord within ten (10) business days of a written request from Landlord, then Landlord may give to Tenant a second notice, reiterating the request that Tenant execute an estoppel certificate in the form specified by Landlord (as may be modified by Tenant to remain factual and consistent with the following) and stating that, if Tenant fails to do so within five (5) days of the receipt by Tenant of such second notice from Landlord, Tenant shall be deemed to be bound by the statements set forth in the form of certificate which Landlord requested that Tenant deliver. In the event that Tenant fails to deliver an estoppel certificate in the form specified by Landlord within five (5) days of the receipt by Tenant of such second notice from Landlord: (i) Tenant shall conclusively be deemed, without exception, to have acknowledged the correctness of the statements set forth in the form of certificate which Landlord requested that Tenant deliver, and Tenant shall be estopped from denying the correctness of each such statement, such that a mortgagee or purchaser may rely on the correctness of the statements in such form of certificate, as if made and certified by Tenant; and, (ii) such failure shall, at the sole option of Landlord and without the necessity of further notice to Tenant, constitute an Event of Default under this Lease.

26. RULES AND REGULATIONS. Tenant agrees to observe and be bound by the Rules and Regulations applicable to the Project, a copy of which is attached hereto as Exhibit F. Landlord reserves the right to amend said Rules and Regulations as Landlord in its reasonable judgment may from time to time deem to be necessary or desirable for the safety, care and cleanliness of the Project and the preservation of good order therein, and Tenant agrees to comply therewith. Landlord may make concessions requested by a tenant without granting the same concessions to any other tenant. To the extent the Rules and Regulations conflict with this Lease, this Lease shall control.

27. SECURITY DEPOSIT. Concurrently with execution hereof, Tenant has paid to Landlord the Security Deposit set forth in the Basic Lease Information (the “Security Deposit”) as security for the full and faithful performance of Tenant’s obligations under this Lease and for the payment of any damages incurred by Landlord as a result of an Event of Default or breach hereunder (including, without limitation, amounts which Landlord may be entitled to recover pursuant to the provisions of Sections 1951.2 or 1951.4 of the California Civil Code); provided, however, that the Security Deposit is not an advance rent deposit or an advance payment of any other kind, nor a measure of Landlord’s damages upon Tenant’s default. Landlord shall have no obligation to segregate the Security Deposit from its general funds or to pay interest thereon. Landlord may in its sole discretion (but shall not be required to) use the Security Deposit or any portion thereof to cure any failure by Tenant to perform any of its covenants or obligations hereunder or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its covenants or obligations hereunder, it being understood that any use of the Security Deposit shall not constitute a bar or defense to any of Landlord’s remedies under this Lease or at law. In such event and with five (5) days of written notice from Landlord to Tenant specifying the amount of the Security Deposit so utilized by Landlord and the particular purpose for which such amount was applied, Tenant shall immediately deposit with Landlord an amount sufficient to return the Security Deposit to the amount specified in the Basic Lease Information. Tenant’s failure to make such payment to Landlord within five (5) days of Landlord’s notice shall constitute an Event of Default under this Lease without the necessity of further notice, and Tenant hereby acknowledges that attachment will be a proper remedy by which Landlord may seek to recover the amount which Tenant has then failed to pay. Following the expiration or termination of this Lease, Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord; provided, however, that: (i) Landlord shall not be obligated to return the Security Deposit or any part thereof until all breaches by Tenant of its obligations under this Lease have been cured and all damages which Landlord may suffer in connection with any such breach have been ascertained in amount and paid in full, including both future rents and damages under Section 1951.2 of the California Civil Code; (ii) in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder; and (iii) Tenant hereby waives any rights which it may now or hereafter have under Section 1950.7 of the California Civil Code (excluding subsection (b), but it being understood that nothing herein will limit Landlord’s right to deduct prospective damages from the Security Deposit). If Landlord conveys or transfers its interest in the Premises, and as a part of such conveyance or transfer, assigns its interest in this Lease and Security Deposit, or any portion thereof not previously applied, the Security Deposit shall be transferred to Landlord’s successor and Landlord shall be released and discharged from any further liability to Tenant with respect to such Security Deposit. If Tenant has assigned its interest in this Lease, Landlord shall return that portion of the Security Deposit, if any, which would have been returned to Tenant to the assignee instead of to Tenant, and Landlord shall be released of all liability to Tenant in connection with the Security Deposit. In no event shall any mortgagee or beneficiary under a mortgage or deed of trust encumbering all or any portion of the Project, or any purchaser of all or any portion of the Project at a public or private foreclosure sale or exercise of a power of sale under such mortgage or deed of trust, have any liability or obligation whatsoever to Tenant or Tenant’s successors or assigns for the return of all or any part of the Security Deposit in the event any such mortgagee, beneficiary or purchaser becomes a mortgagee in possession or succeeds to the interest of Landlord under this Lease unless, and then only to the extent that, such mortgagee, beneficiary or purchaser has received all or any part of the Security Deposit.

28. DEFAULTS AND REMEDIES.

(a) Defaults. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant (each an “Event of Default”):

(i) The failure by Tenant to make any payment of Basic Rent, additional rent, other charges or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of three (3) business days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure § 1161 regarding unlawful detainer actions.

(ii) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 28(a)(i) above, where such failure shall continue for a period of twenty (20) days after written notice thereof from Landlord to Tenant. Any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure § 1161 regarding unlawful detainer actions. If the nature of Tenant’s default (other than a default specified in Section 28(a)(i) above) is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said twenty (20) day period and thereafter diligently prosecute such cure to completion, and such completion shall occur not later than sixty (60) days from the date of such notice from Landlord.

(iii) Any of the following: The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within thirty (30) days); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within thirty (30) days.

(iv) Any other act or omission which is expressly provided in this Lease to be an Event of Default, as to which acts or events the notice provisions of Section 28(a)(ii) shall not be applicable.

(b) Remedies. If an Event of Default exists, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the following rights and remedies:

(i) The right to terminate this Lease and pursue its rights and remedies provided by California Civil Code Section 1951.2, in which event Landlord may recover:

(A) The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(B) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(C) The worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(D) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus

(E) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

(ii) The term “rent” as used hereinabove shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 28(b)(i)(A) and 28(b)(i)(B), the “worth at the time of award” shall be computed by allowing interest at a rate equal to the “prime,” “reference” or “index” rate of Wells Fargo Bank NA (or, if Wells Fargo Bank NA no longer publishes such a rate, then at the rate published by the largest commercial bank headquartered in

California publishing such a rate) plus six hundred (600) basis points, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 28(b)(i)(C), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%);

(iii) The rights and remedies provided by California Civil Code Section 1951.4, that allow Landlord to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Basic Rent, additional rent and other charges as they become due, for so long as Landlord does not terminate Tenant’s right to possession. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession;

(iv) The right to enter the Premises and remove therefrom all persons and property, store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and sell such property and apply the proceeds therefrom pursuant to applicable California law; and

(v) The right to take steps necessary or appropriate to have a receiver appointed for Tenant in order to take possession of the Premises and apply any rental collected and exercise all other rights and remedies granted to Landlord.

(c) Re-entry. If an Event of Default exists, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 28(c) shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

(d) Remedies Cumulative; Waiver. All rights, options and remedies of Landlord contained in this Lease or provided by law or in equity shall be construed and held to be cumulative, and no one of them shall be exclusive of the other. No waiver of any default hereunder shall be implied from any acceptance by Landlord of any Basic Rent, additional rent or other charges due hereunder or any omission by Landlord to take any action on account of such default, and no express waiver shall affect any default other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent or approval to or of any subsequent similar acts by Tenant.

29. LATE CHARGE. If Tenant fails to pay any installment of Basic Rent, additional rent or other charges within five (5) days after the same are due, or fails to make any other payment for which Tenant is obligated under this Lease, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount so payable. Tenant acknowledges that late payments will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which costs are extremely difficult and impracticable to calculate. The parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by

Landlord as a result of such late payment. Such late charge shall not be deemed a consent by Landlord to any late payment, nor a waiver of Landlord’s right to insist upon timely payments at any time, nor a waiver of any remedies to which Landlord is entitled hereunder. Notwithstanding the foregoing, Landlord will not assess a late charge until Landlord has given written notice of such late payment for the first late payment in any twelve (12) month period and after Tenant has not cured such late payment within three (3) days from receipt of such notice. No other notices will be required during the following twelve (12) months for a late charge to be incurred. In addition, all amounts payable by Tenant to Landlord hereunder, exclusive of the late charge described above, if not paid within five (5) days after such amounts are due, shall bear interest from the due date until paid at the rate of eighteen percent (18%) per annum or the maximum rate of interest permitted to be collected by Landlord by law, whichever is the lesser.

30. TIME. Time is of the essence of each and every provision of this Lease.

31. QUIET ENJOYMENT. Landlord covenants to control its activities and personnel such that if and so long as Tenant pays the rent and performs the covenants contained in this Lease, Tenant shall hold and enjoy the Premises peaceably and quietly, subject to the provisions of this Lease.

32. TRANSFER OF LANDLORD’S INTEREST. In the event of any transfer or transfers of Landlord’s interest in the Project or the Building, other than a transfer for security purposes only, Tenant agrees that Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer and Tenant agrees to attorn to the transferee.

33. RIGHT TO PERFORM. If Tenant shall fail to pay any sum of money, other than Basic Rent required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for ten (10) days after written notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as provided in this Lease. Tenant shall reimburse Landlord for all costs incurred in connection with such payment or performance immediately upon demand.

34. NOTICES. All notices under this Lease shall be in writing and sent to the parties at the following addresses or at such other address as any party hereto may designate to the other by notice delivered as provided herein:

To Landlord:	500 Sansome Street Investors, LLC 2350 Kerner Blvd., Suite 360 San Rafael, California 94901 Attention: Bruce W. Jones

With a copy to:	Mr. Charles F. Hedges Jr.
General Counsel
Fasken Oil and Ranch, Ltd.
6101 Holiday Hill Road
Midland, Texas 79707

To Tenant prior to the Commencement Date:	Omada Health 455 Market Street, Suite 1670 San Francisco, CA 94105 Attention: Sean Duffy

To Tenant on and after the Commencement Date:	At the Premises
Attention: Sean Duffy

Any such notices shall be sent by (i) U.S. certified mail, postage prepaid, return receipt requested, in which case notice shall be deemed delivered three (3) business days after timely deposit in the mail, (ii) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (I) business day after timely deposit with such courier; (iii) personally delivered, in which case notice shall be deemed delivered upon receipt, or (iv) electronic commw1ication, whether by telex, telegram, electronic mail or facsimile, in which case notice shall be deemed delivered on the date of machine-generated confirmed receipt if a copy of such notice is also sent by overnight courier on the same day.

35. WAIVER OF RIGHT TO JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CONTRACT OR TORT CLAIM, COUNTERCLAIM, CROSS-COMPLAINT, OR CAUSE OF ACTION IN ANY ACTION, PROCEEDING, OR HEARING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER ARISING OUT OF ORIN ANYWAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT’S USE OR OCCUPANCY OF THE PREMISES, INCLUDING WITHOUT LIMITATION ANY CLAIM OF INJURY OR DAMAGE OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY CURRENT OR FUTURE LAW, STATUTE, REGULATION, CODE, OR ORDINANCE. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial. If the waiver set forth in this Section 35 is determined by any court to be invalid because it was executed prior to the commencement of any action, then Landlord and Tenant each covenant and agree to execute and deliver to the other, within five (5) days of a written request by the other, a waiver of the right to trial by jury similar in terms and scope to the waiver set forth in this Section 35 at such time following the commencement of such action as such waiver, if then made, would be valid.

36. ATTORNEYS’ FEES. If either party places the enforcement of this Lease or any part hereof, or the collection of any Basic Rent, additional rent or other charges or sums due or to become due hereunder, or recovery of the possession of the Premises, in the hands of an attorney, or files suit upon the same, the non-prevailing (or defaulting) party shall pay the other party’s reasonable legal and attorneys’ fees, costs and expenses, including legal and attorneys’ fees, costs and expenses incurred in connection with any appeals and any bankruptcy or insolvency proceedings involving Tenant or this Lease. If Landlord is named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy hereunder, Tenant shall pay to Landlord its costs and expenses in such suit, including its reasonable attorneys’ fees. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment. The terms “attorneys’ fees” and “attorneys’ fees, costs and expenses” shall mean the fees, costs and expenses of counsel to the parties hereto, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding, and shall include, specifically, all fees, costs and expenses of expert witnesses. For purposes of this Section 36, the term “prevailing party” shall include a prevailing party as defined in California Code of Civil Procedure Section 998.

37. SURRENDER OF PREMISES. On expiration of the Term or the earlier termination of this Lease in accordance with its terms, Tenant shall quit and surrender the Premises to Landlord, broom clean, in as good order, condition and repair as required by Section 9(b), reasonable wear and tear, condemnation and casualty damage that is not required to be repaired by Tenant hereunder excepted, with all of Tenant’s movable equipment, telecommunications and data equipment and wiring, furniture, trade fixtures and other personal property removed therefrom. Tenant shall reimburse Landlord upon the expiration or earlier termination of the Term of this Lease for the reasonable cost of removing all telecommunications and data cabling installed in the Premises by, or for the use of, Tenant. Unless Tenant has obtained Landlord’s agreement in writing that it can remove an Alteration or item of Tenant Improvements, or unless Landlord has elected to require that all or certain Alterations be removed by Tenant, all Alterations and Tenant Improvements shall be surrendered with the Premises in as good condition and repair as constructed, subject to reasonable wear and tear, condemnation and casualty damage that is not required to be repaired by Tenant hereunder. Any property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may store such property in Tenant’s name at Tenant’s expense, and/or dispose of the same in any manner permitted by law. If Landlord desires to have the Premises, or any part or parts thereof, restored to a condition that existed prior to installation of any Alteration thereto, Landlord shall so notify Tenant in writing not later than sixty (60) days prior to the expiration of the Term; and upon receipt of such notice, Tenant shall, at Tenant’s sole cost and expense, so restore the Premises, or such part or parts thereof, before the end of the Term; provided, however, that if Tenant had requested in accordance with the final sentence of Section 10 that Landlord advise Tenant whether Landlord will require the removal of a particular Alteration at the expiration or earlier termination of this Lease, and Landlord failed to comply with the provisions of the final sentence of Section 10 in requiring Tenant to so remove such Alteration, then Landlord shall not require that Tenant so remove such Alteration. Tenant shall repair at its sole cost and expense, all damage caused to the Premises or the Project by removal of Tenant’s movable equipment, telecommunications or data equipment or wiring, furniture, trade fixtures or other personal property, or any Tenant Improvement or Alteration. If the Premises are not surrendered as of the end of the Term in the manner and condition herein specified, then: (i) Landlord may, after five (5) days written notice to Tenant, perform the obligations which Tenant failed to perform, and Tenant shall reimburse Landlord for all reasonable expenses incurred by Landlord in performing such obligations, such reimbursement to be made within ten (10) days of the receipt by Tenant of a written request from Landlord for such reimbursement, accompanied by reasonable evidence of the expenses incurred by Landlord; and, (ii) Tenant shall indemnify, defend, protect and hold Landlord harmless against all loss, liability, claim, cost or expense (including attorneys’ fees) resulting from or caused by Tenant’s delay or failure in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant due to such delay or failure. Tenant acknowledges that Landlord will be attempting to lease the Premises with any such lease to be effective upon expiration of the Term, and failure to surrender the Premises could cause Landlord to incur liability to such successor tenant for which Tenant shall be responsible hereunder to the full extent thereof.

38. HOLDING OVER. If Tenant holds over after the expiration or earlier termination of the Term without the express prior written consent of Landlord, Tenant shall become a tenant at sufferance only, at a rental rate equal to one hundred fifty percent (150%) of the Basic Rent in effect upon the date of such expiration (subject to adjustment as provided in Section 5 hereof and prorated on a daily basis). Such holding over shall otherwise be subject to the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease and shall not waive Landlord’s right to bring an unlawful detainer action against Tenant or otherwise remove Tenant from the Premises. If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify, defend and hold Landlord harmless from all loss or liability, including without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.

39. NON-WAIVER. Neither the acceptance of rent nor any other act or omission of Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof, or deprive Landlord of its right to cancel or forfeit this Lease, upon the notice required by law, at any time that cause for cancellation or forfeiture may exist, or be construed so as to at any future time stop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease.

40. MORTGAGEE PROTECTION. In the event of any default on the part of Landlord, Tenant will give written notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee under a mortgage covering the Project or the Building whose address shall have been furnished to Tenant, and shall offer such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Project or the Building by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure.

41. FINANCIAL STATEMENTS. Upon the written request of Landlord (which request shall not be made more than once per calendar year during the Term) Tenant shall, within fifteen (15) days following such written request, furnish Landlord with financial statements dated no earlier than one (1) year before the date of such written request, certified as accurate by Tenant, or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement, reflecting Tenant’s then current financial condition, or the financial condition of the individuals comprising Tenant, in such form and detail as Landlord may reasonably request.

42. CHANGES TO THE PROJECT. Landlord reserves the right at any time to make changes, alterations, reductions and additions to the Project (including, without limitation, the right to change, add to, eliminate or reduce the extent, size, shape or configuration of the Common Areas of the Project), including the construction of other buildings or improvements in the Project, the leasing of space for restaurant uses, or the building of additional stories on any building, without any liability or responsibility to Tenant. Landlord will not block ingress and egress to the Premises. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

43. GENERAL PROVISIONS.

(a) Entire Agreement. This Lease contains all of the agreements of the parties, and there are no verbal or other agreements which modify or affect this Lease. This Lease supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Premises.

(b) Terms and Headings. The words “Landlord” and “Tenant” include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Wherever the term “including” or “includes” is used in this Lease, it shall be construed as if followed by the phrase “without limitation.” The term “month,” when not specified to be a “Lease Month” or calendar month, shall mean a period commencing as of a particular date and continuing to and including the day immediately preceding the same day of the next calendar month (or, if the next calendar month does not contain such a same date due to it being shorter in duration, then continuing to and including the last day of such next calendar month). References to sections or provisions of any statutes, codifications of statutes, rules, regulations or ordinances shall be deemed to also refer to any successor sections or provisions pertaining to the same subject matter.

(c) Successors and Assigns. All of the covenants, agreements, terms and conditions contained in this Lease shall inure to and be binding upon Landlord and Tenant and their respective permitted successors in interest and assigns.

(d) Brokers.

(i) Landlord hereby warrants and represents to Tenant that Landlord has not voluntarily incurred, on its behalf or on behalf of Tenant or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than Tenant’s brokers identified on the Basic Lease Information (“Tenant’s Brokers”), with which Landlord has a separate agreement with respect to the payment of a commission in connection with this transaction. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity (including, without limitation, Tenant’s Brokers, but only to the extent that the claim of Tenant’s Brokers are based upon the separate agreement between Landlord and Tenant’s Brokers) arising from an agreement, whether express or implied, between Landlord and such broker or other person or entity or otherwise arising from the conduct of Landlord.

(ii) Tenant hereby warrants and represents to Landlord that Tenant has not voluntarily incurred, on its behalf or on behalf of Landlord or on behalf of both Landlord and Tenant, any obligation to pay a commission or finder’s fee to any real estate broker or other person or entity in connection with this Lease, other than Tenant’s Brokers. Tenant is not aware of any obligation of Landlord to Tenant’s Brokers other than those set forth in the separate agreement between Landlord and Tenant’s Brokers. Tenant hereby agrees to indemnify, defend and hold Landlord harmless from claims for any commission or finder’s fee charges by any real estate broker or other person or entity arising from an agreement, whether express or implied, between Tenant and such broker or other person or entity or otherwise arising from the conduct of Tenant.

(e) Liability of Landlord. Landlord’s obligations and liability to Tenant under this Lease shall be limited solely to Landlord’s interest in the Project, which interest shall include, without limitation, the following proceeds of such interest of Landlord: (i) any proceeds of property insurance receivable or received by Landlord in respect of damage to or destruction of any portion of the Project, but only to the extent that such insurance proceeds are not used or to be used for the repair or replacement of portions of the Project damaged or destroyed; (ii) any undistributed proceeds of the sale of the Project; and (iii) any other undistributed rental proceeds from the Project. The foregoing notwithstanding: (y) in no event shall the proceeds available to Tenant include the proceeds of any loan or other borrowing; and (z) Tenant shall not have or obtain any right whatsoever as to any proceeds, of whatever kind, that are received by or on behalf of Landlord before an action for the recovery of damages from Landlord was filed and served on Landlord by Tenant, and if such an action is so filed and served, then Tenant shall only be entitled to obtain rights to proceeds thereafter received to the extent necessary to satisfy a final judgment rendered in such action. The foregoing notwithstanding, neither Landlord nor any of the members in Landlord, nor any officer, director, member, shareholder or partner of or in Landlord or of any members in Landlord shall have or incur any personal liability whatsoever with respect to this Lease.

(t) Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building or the Project or any portion thereof, and an opportunity is granted to Landlord and such mortgage holder to correct such violations as provided above.

(g) Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

(h) Severability. Any provision of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(i) Force Majeure. Except as may be otherwise specifically provided herein, time periods for Landlord’s or Tenant’s performance under any provisions of this Lease not involving the payment of money shall be extended for periods of time during which the nonperforming party’s performance is prevented or delayed due to events or circumstances of Force Majeure. For purposes of this Lease, “Force Majeure” shall mean events or circumstances beyond the control of the party obligated to perform, including, without limitation, strikes, embargoes, governmental regulations or procedures (including, without limitation, governmental regulations or procedures related to the issuance of building or similar permits outside the ordinary expectations of the parties), acts of God, weather, war or other strife. Tenant hereby waives and releases its right to terminate this Lease under Section 1932(1) of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

(j) Authority of Tenant. The persons executing this Lease on behalf of Tenant warrants and represents to Landlord that Tenant has the right and power to enter into this Lease and that the execution and performance by Tenant of its obligations under this Lease has been duly authorized by Tenant and that no further authorizations are required.

(k) Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

(l) No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising additional rent or the amount of the additional rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

(m) Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Project.

(n) Modification for Lender. If, in connection with Landlord’s obtaining construction, interim or permanent financing for the Building or Project, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

(o) Recording. Neither Landlord nor Tenant shall record this Lease nor a short form memorandum hereof without the consent of the other.

(p) Applicable Laws. This Lease shall be governed by and construed pursuant to the laws of the State of California.

(q) OFAC Certification. Tenant represents and warrants that Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

(r) Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of rent nor any act or omission of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

(s) Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Building or Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or the Building or use pictures or illustrations of the Project or the Building in advertising or other publicity, without the prior written consent of Landlord.

(t) Survival of Obligations. All provisions of this Lease which require the payment of money or the delivery of property after the termination of this Lease or require Tenant to indemnify, defend or hold Landlord harmless shall survive the termination of this Lease.

(u) Execution in Counterparts. This Lease may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

TENANT:	Omada Health, Inc.,
a Delaware corporation

	By:	/s/ Sean Duffy
	Name:	Sean Duffy
	Title:	CEO

LANDLORD:	500 Sansome Street Investors, LLC,
a California limited liability company

	By:	/s/ Bruce W. Jones
	Name:	Bruce W. Jones
	Title:	Authorized agent

EXHIBIT A

DIAGRAM OF THE PREMISES

EXHIBIT B

DESIGN AND CONSTRUCTION OF TENANT IMPROVEMENTS

1. Description of Tenant Improvements. Landlord shall construct those improvements in the Premises (the “Tenant Improvements”) depicted on the Final Plans (defined below), using the Building Standard finishes and materials, and in accordance with all applicable laws, rules and regulations in effect at the time the applicable building permits are issued. As used herein, “Building Standard” means those minimum standard specifications established by Landlord governing the type, quality and quantity of materials for tenant spaces in the Building, including floor coverings, wall coverings, window treatments (if any), ceiling tiles, doors, hardware, kitchen appliances, lighting, availability and distribution of HVAC and electrical systems, and such other items as Landlord may reasonable determine, and examples of which are depicted in Exhibit B-1 attached hereto. Tenant (i) acknowledges that work depicted in Exhibit B-1 are intended to be examples of Building Standard improvements only and the completed improvements may not be identical to the work depicted in Exhibit B-1 and (ii) agrees that the same shall nevertheless be deemed Building Standard for purposes of this Lease.

2. Telephone and Data Cabling, etc. Nothing in this Exhibit B shall require Landlord to construct, install or provide, as part of the Tenant improvements, all or any of the following: office equipment (including, without limitation, computers and work stations), telephone and data equipment, wiring, cabling or furniture or furniture systems, all of which shall be constructed, installed or provided by Tenant at its sole cost and expense following the Commencement Date pursuant to the provisions of the Lease.

3. Plans and Drawings. Landlord shall deliver to Tenant for Tenant’s approval working drawings consisting of a floor plan, reflected ceiling plan, interior elevations, electrical plan, door schedule and finish schedule for the Premises (the “Working Drawings”), which Working Drawings shall be consistent with the conceptual space plans set forth on Exhibit C hereto (the “Conceptual Plans”). Tenant shall on demand provide all the information reasonably requested from Tenant by Landlord or its employees, agents, architects, contractors, engineers or representatives in connection with the preparation of the Working Drawings. Tenant shall approve or disapprove the Working Drawings within ten (10) business days after delivery of the Working Drawings to Tenant, which approval shall only be withheld if such Working Drawings are materially inconsistent with the Conceptual Plans. If Tenant disapproves the Working Drawings pursuant to the preceding sentence, Tenant shall return the Working Drawings to Landlord with Tenant’s specific requested changes noted thereon. Landlord shall promptly revise and resubmit the Working Drawings to Tenant, and Tenant shall approve or disapprove such revised Working Drawings within five (5) business days after receipt (which approval shall only be withheld if such Working Drawings are again materially inconsistent with the Conceptual Plans). Such procedure shall be utilized until the Working Drawings are approved by Tenant. The Working Drawings as approved by Tenant are referred to as the “Final Plans.”

4. Permits and Approvals. Landlord shall obtain all permits and approvals and construct or modify the Tenant improvements in accordance with the Final Plans, in a first-class workmanlike manner. If any modifications to the Final Plans are required to obtain any such permit or approval, Landlord may make such modifications as are reasonably required in the circumstances; provided, however, that Landlord shall consult with Tenant before agreeing to such modifications if it is evident to Landlord that the requested modifications could have a material adverse effect upon the use of the Tenant Improvements by Tenant for its regular business purposes.

5. Administration of Work. Landlord shall administer the construction of the Tenant Improvements in accordance with the Final Plans using a general contractor, subcontractors, suppliers and vendors selected by Landlord in its sole and absolute discretion. Tenant acknowledges that Landlord is constructing the Tenant Improvements for the convenience of Tenant, and that Landlord shall not be the guarantor of such Tenant Improvements.

6. Tenant Payments. Any costs for materials selected by Tenant which are above Building Standard or any additional costs incurred by Landlord as a result of Tenant’s Delay shall be Tenant’s sole responsibility, and Tenant shall pay to Landlord any such amount within ten (10) business days of receipt of an invoice from Landlord. “Building Standard” means those minimum standard specifications established by Landlord governing the type, quality and quantity of materials and installation procedures for tenant spaces in the Building, including floor coverings, wall coverings, window treatments (if any), ceilings, doors, hardware, lighting, distribution of Building systems, and such other items as Landlord may determine, which specifications shall be supplied by Landlord to Tenant upon request. Landlord reserves the right to modify Building Standards from time to time.

7. Notice of Substantial Completion. Landlord shall use reasonable efforts to notify Tenant of the projected date of Substantial Completion of the Premises at least fifteen (15) days prior thereto. “Substantially Completion” or “Substantially Complete” means that the Tenant Improvements to the Premises have been completed in accordance with the Final Plans, even though minor details, adjustments or punch list items that do not materially interfere with Tenant’s use or occupancy of the Premises for normal business operations may remain to be completed. Landlord and Tenant shall inspect the Premises after the Premises is Substantially Complete, as that term is defined above, and shall together prepare a punchlist, and Landlord shall use commercially reasonable efforts to cause its contractors to remedy the items on the punchlist as promptly as is feasible in the circumstances

8. Tenant’s Delay. If Landlord shall be delayed in Substantial Completion as a result of: (i) an Event of Default under the Lease; or (ii) delays caused by Tenant in construction; or (iii) any other act or omission of Tenant which delays Substantial Completion (all of the foregoing being referred to herein collectively as “Tenant’s Delay”), then, notwithstanding anything to the contrary contained in the Lease or this Exhibit B, the date of Substantial Completion for purposes of determining the Commencement Date shall be deemed to be the date Substantial Completion would have occurred absent any Tenant’s Delay. Landlord shall provide Tenant with prompt written notice of any act, omission or condition which Landlord contends may constitute or result in a Tenant Delay; provided, however, that any failure by Landlord to provide Tenant with any such notice shall not operate to reduce or otherwise alter the duration of Tenant’s Delay.

EXHIBIT B-1

EXAMPLES OF BUILDING STANDARD

EXHIBIT C

CONCEPTUAL PLANS

EXHIBIT D

NOTICE OF LEASE TERM DATES

To:

Re:

500 Sansome Lease dated       (“Lease”), between 500 Sansome Street Investors, LLC, a California limited liability company (“Landlord”), and Omada Health, Inc., a Delaware corporation (“Tenant”), concerning Suite       on the second floor of the office building located at 500 Sansome Street, San Francisco, California

Ladies and Gentlemen:

In accordance with Lease, we wish to advise you and/or confirm as follows:

I.	The Substantial Completion of the Premises has occurred, and the Term shall commence on or has commenced on for a term of ______ Lease Months, ending on _______________.

2.	Rent commenced to accrue on in the amount of $ [INSERT BASIC RENT AND ADDITIONAL RENT].

3.

If the Commencement Date is other than the first day of a calendar month, the first billing will contain a pro rata adjustment as provided in the Lease, and each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided in the Lease.

4.	Your rent checks should be made payable to at

Capitalized terms used herein without definition herein shall have the respective meanings given such terms in the Lease.

[signatures on next page]

LANDLORD:	500 SANSOME STREET INVESTORS, LLC,
a California limited liability company

By:
Name:
Title:

Agreed to and Accepted as of ________________:

TENANT:

OMADA HEALTH, INC.,
a Delaware corporation

By: _________________
Name:______________
Title: _______________

EXHIBIT E

FORM OF TENANT ESTOPPEL CERTIFICATE

TENANT ESTOPPEL CERTIFICATE

To:

Ladies and Gentlemen:

OMADA HEALTH, INC. (“Tenant”) hereby certifies as follows:

1. The undersigned is the Tenant under that certain Office Lease dated      (the “Lease”), executed by 500 SANSOME STREET INVESTORS, LLC, a California limited liability company (“Landlord”), as Landlord, and the undersigned, as Tenant, covering a portion of the building located at 500 Sansome Street, San Francisco, California designated as Suite and located on the second floor (the “Premises”). Capitalized terms used herein without definition herein shall have the respective meanings given such terms in the Lease.

2. The Premises consist of approximately      rentable square feet of space. Tenant has paid to Landlord a security deposit of $_________. The Term of the Lease commenced       on and the expiration of the Lease is      . Tenant has paid rent through       The next rental payment in the amount of $      is due on        . Tenant is required to pay        percent (_%) of all annual operating expenses for the Project in excess of       .

3. Tenant does not have any right or option to renew or extend the Term of the Lease, to lease other space at the Project, nor any preferential right to purchase all or any part of the Premises, the Building or the Project, except as follows:       .

4. True, correct and complete copies of the Lease and all amendments, modifications and supplements thereto are attached hereto and the Lease, as so amended, modified and supplemented is in full force and effect, and represents the entire agreement between Tenant and Landlord with respect to the Premises, the Building and the Project. There are no amendments, modifications or supplements to the Lease, whether oral or written, except as follows (include the date of such amendment, modification or supplement):

5. All space and improvements leased by the Tenant have been completed and furnished in accordance with the provisions of the Lease, and the Tenant has accepted and taken possession of the Premises.

6. To Tenant’s actual knowledge, Landlord is not in any respect in default in the performance of the terms and provisions of the Lease. Tenant is not in any respect in default under the Lease and has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.

7. There are no offsets or credits against rentals payable under the Lease and no free rent periods or rental concessions have been granted to Tenant, except as follows:

8. Tenant has no actual knowledge of any processing, use, storage, disposal, release or treatment of any hazardous or toxic materials or substances on the Premises, the Building or the Project except as follows (if none, state “none”):

9. There are no actions pending against the Tenant under the bankruptcy or similar laws of the United States or any state.

10. If Tenant is a corporation or partnership, each individual executing this Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Certificate and that each person signing on behalf of Tenant is authorized to do so.

11. This Certificate is given to       with the understanding that will rely hereon in connection with the conveyance/financing of the Building or Project of which the Premises is a part. Following any such conveyance/financing, Tenant agrees that this Lease shall remain in full force and effect and shall bind and inure to the benefit of and its lenders, successors and assigns. Tenant hereby expressly acknowledges and agrees that       is relying upon this Certificate.

TENANT:	OMADAHEALTH, INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT F

RULES AND REGULATIONS

1. Tenant shall have access to the Building and the Premises at all times during the Term, except to the extent otherwise necessary for emergencies, maintenance or repairs, which maintenance and repairs shall be accomplished with as little interference to Tenant as commercially reasonable. On all hours other than 9 a.m. to 6 p.m. Monday through Friday, or such other hours as Landlord shall determine from time to time, access to the Project and/or to the passageways, entrances, exits, shipping areas, halls, corridors, elevators or stairways and other areas in the Project may be restricted and access gained by use of a key/card key to the outside doors of the Project, or pursuant to such security procedures as Landlord may from time to time impose. All such areas, and all roofs, are not for use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Project and its tenants, provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals in the normal course of Tenant’s business unless such persons are engaged in activities which are illegal or violate these Rules. No Tenant Parties shall enter into areas reserved for the exclusive use of Landlord Parties. Tenant shall keep doors to corridors and lobbies closed except when persons are entering or leaving.

2. Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Project, or on any part of the inside of the Premises which can be seen from the outside of the Premises, without the prior consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as may be first approved by Landlord in writing. Landlord shall prescribe the suite number and identification sign for the Premises (which shall be prepared and installed by Landlord at Tenant’s expense). Landlord reserves the right to remove at Tenant’s expense all matter not so installed or approved without notice to Tenant.

3. Tenant shall not in any manner use the name of the Project for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Project, in any letterheads, envelopes, circulars, notices, advertisements, containers or wrapping material without Landlord’s express written consent.

4. Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls. Blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices, shall not be placed in or about the outside windows in the Premises except to the extent, if any, that the character, shape, color, material and make thereof are first approved by Landlord in writing.

5. Furniture, freight and other large or heavy articles, and all other deliveries may be brought into the Project only at times and in the manner designated by Landlord, and always at Tenant’s sole responsibility and risk. Landlord may impose reasonable charges for use of freight elevators after or before normal business hours. All damage done to the Project by moving or maintaining such furniture, freight or articles shall be repaired by Landlord at Tenant’s expense. Landlord may inspect items brought into the Project or Premises with respect to weight or dangerous nature. Landlord may require that all furniture, equipment, cartons and similar articles removed from the Premises or the Project be listed and a removal permit therefor first be obtained from Landlord. Tenant shall not take or permit to be taken in or out of other entrances or elevators of the Project any item normally taken, or which Landlord otherwise reasonably requires to be taken, in or out through service doors or on freight elevators. Tenant shall not allow anything to remain in or obstruct in any way, any lobby, corridor, sidewalk, passageway, entrance, exit, hall, stairway, shipping area, or other such area. Tenant shall move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Project employees) that are at any time being taken from the Premises directly to the areas designated for disposal. Any handcarts used at the Project shall have rubber wheels.

6. Tenant shall not overload any floor or part thereof in the Premises, or Project, including any public corridors or elevators therein bringing in or removing any large or heavy articles, and Landlord may direct and control the location of safes and all other heavy articles and require supplementary supports at Tenant’s expense of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

7. Tenant shall not attach or permit to be attached additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. If more than two keys for one lock are desired, Landlord will provide them upon payment therefor by Tenant. Tenant, upon termination of its tenancy, shall deliver to Landlord all keys of offices, rooms and toilet rooms which have been furnished to Tenant or which Tenant shall have had made, and in the event of loss of any keys so furnished shall pay Landlord therefor.

8. If Tenant desires signal, communication, alarm or other utility or similar service connections installed or changed, Tenant shall not install or change the same without the prior approval of Landlord, and then only under Landlord’s direction at Tenant’s expense. Tenant shall not install in the Premises any equipment which requires more electric current than Landlord is required to provide under this Lease, without Landlord’s prior written approval, and Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Premises, taking into account the capacity of electric wiring in the Building and the Premises and the needs of tenants of the Building, and shall not in any event connect a greater load than such safe capacity.

9. Tenant shall not obtain for use upon the Premises ice, drinking water, towel, janitorial and other similar services, except from persons approved by Landlord in writing. Any Person engaged by Tenant to provide janitor or other services shall be subject to direction by the manager or security personnel of the Project.

10. The toilet rooms, urinals, washbowls and other such apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this Rule shall be borne by Tenant who, or whose employees or invitees, shall have caused it. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness in and around the Project.

11. The janitorial closets, utility closets, telephone closets, broom closets, electrical closets, storage closets, and other such closets, rooms and areas shall be used only for the purposes and in the manner designated by Landlord, and may not be used by tenants, or their contractors, agents, employees, or other parties, without Landlord’s prior written consent.

12. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules. Tenant shall not at any time manufacture, sell, use or give away, any spirituous, fermented, intoxicating or alcoholic liquors on the Premises, nor permit any of the same to occur (except in connection with occasional social or business events conducted in the Premises which do not violate any laws nor bother or annoy any other tenants). Tenant shall not at any time sell, purchase or give away food in any form by or to any of the other Tenant Parties or any other parties on the Premises, nor permit any of the same to occur (other than in lunchrooms or kitchens for employees as may be permitted or installed by Landlord, which does not violate any laws or bother or annoy any other tenant).

13. Tenant shall not make any room-to-room canvass to solicit business or information or to distribute any article or material to or from other tenants or occupants of the Project and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within Tenant’s use of the Premises specified in the Lease.

14. Tenant shall not waste electricity, water, heat or air conditioning or other utilities or services, and agrees to cooperate fully with Landlord to ensure the most effective and energy-efficient operation of the Project and shall not allow the adjustment (except by Landlord’s authorized Project personnel) of any controls. Tenant shall keep corridor doors closed and shall not open any windows, except that if the air circulation shall not be in operation, windows which are operable may be opened with Landlord’s consent. As a condition to claiming any deficiency in the air-conditioning or ventilation services provided by Landlord, Tenant shall close any blinds or drapes in the Premises to prevent or minimize direct sunlight.

15. Tenant shall conduct no auction, fire or “going out of business” sale or bankruptcy sale in or from the Premises, and such prohibition shall apply to Tenant’s creditors.

16. Tenant shall cooperate and comply with any reasonable safety or security programs, including fire drills and air raid drills, and the appointment of “fire wardens” developed by Landlord for the Project, or required by law. Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and water faucets in the Premises (except heat to the extent necessary to prevent the freezing or bursting of pipes).

17. Tenant will comply with all municipal, county, state, federal or other governmental laws, statutes, codes, regulations and other requirements, including without limitation, environmental health, safety and police requirements and regulations respecting the Premises, now or hereinafter in force, at its sole cost, and will not use the Premises for any immoral purposes.

18. Tenant shall not carry on any business, activity or service except those ordinarily embraced within the permitted use of the Premises specified in the Lease and more particularly, but without limiting the generality of the foregoing, shall not (i) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning equipment in or about the Premises, (ii) use the Premises for housing, lodging or sleeping purposes or for the washing of clothes, (iii) place any radio or television antennae other than inside of the Premises, (iv) operate or permit to be operated any musical or sound producing instrument or device which may be heard outside the Premises, (v) use any source of power other than electricity, (vi) operate any electrical or other device from which may emanate electrical or other waves which may interfere with or impair radio, television, microwave, or other broadcasting or reception from or in the Project or elsewhere, (vii) [intentionally omitted], (viii) make or permit objectionable noise or odor to emanate from the Premises, (ix) do anything in or about the Premises tending to create or maintain a nuisance or do any act tending to injure the reputation of the Project, (x) throw or permit to be thrown or dropped any article from any window or other opening in the Building, (xi) use or permit upon the Premises anything that will invalidate or increase the rate of insurance on any policies of insurance now or hereafter carried on the Project or violate the certificates of occupancy issued for the Premises or the Project, (xii) use the Premises for any purpose, or permit upon the Premises anything, that may be dangerous to persons or property (including but not limited to flammable oils, fluids, paints, chemicals, firearms or any explosive articles or materials), (xiii) do or permit anything to be done upon the Premises in any way tending to disturb any other tenant at the Project or the occupants of neighboring property, or (xiv) at any time go upon the roof of the Building without prior approval from Landlord.

19. Intentionally omitted.

20. The directory of the building will be provided for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom. Any additional name that Tenant shall desire to be placed upon the directory must first be approved by Landlord, and if so approved, a charge will be made therefor.

21. Landlord may waive any one or more of these Rules for the benefit of a particular tenant, but no such waiver by Landlord shall be construed as a waiver of these Rules in favor of any other tenant nor prevent Landlord from thereafter enforcing any such Rules against any or all of the tenants of the building.

22. Landlord reserves the right to make such other and reasonable rules as, in its sole and absolute discretion, may from time to time be needed for the safety, care, efficiency, cleanliness, management and operation of the building, and for the preservation of good order therein.

v

EXHIBIT G

DISABILITY ACCESS OBLIGATIONS UNDER

SAN FRANCISCO ADMINISTRATIVE CODE CHAPTER 38

Before you, as the Tenant, enter into a lease with us, the Landlord, for the property identified below (the “Property”), please be aware of following important information about the lease:

You May Be Held Liable for Disability Access Violations on the Property. Even though you are not the owner of the Property, you, as the tenant, as well as the Property owner, may still be subject to legal and financial liabilities if the lease Property does not comply with the applicable Federal and State disability access laws. You may wish to consult with an attorney prior to entering this lease to make sure that you understand your obligation under Federal and State disability access laws. The Landlord may provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the San Francisco Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to visit the website of the San Francisco Office of Small Business or call 415.554,6134.

The Lease Must Specify Who Is Responsible for Making Any Required Disability Access Improvements to the Property. Under City law, the lease must include a provision in which, the Tenant, and the Landlord agree upon your respective obligations and liabilities for making and paying for required disability access improvements on the leased Property. The lease must also require you and the Landlord to use reasonable efforts to notify each other if they make alterations to the leased Property that might impact accessibility under federal and state disability access laws. You may wish to review those provisions with your attorney prior to entering this lease to make sure that you understand your obligations under the lease.

The property subject to your lease is: Suite 200, 500 Sansome Street, San Francisco, California.

By signing below I confirm that I have read and understood this Disability Access Obligations Notice and have been provide a copy of the Small Business Commission’s Access Information Notice in the tenant’s requested language.

Landlord:			Tenant:

500 SANSOME STREET INVESTORS, LLC, a California limited liability company			Omada Health Inc., a California corporation

By:	/s/ Bruce W. Jones		By:	/s/ Sean Duffy
	Name:	Bruce W. Jones		Name:	Sean Duffy
	Title:	Authorized agent		Title:	CEO

Date:	4/30/14		Date:	4/28/2014

TABLE OF CONTENTS

1.	PREMISES; RENTABLE AREA.	l

2.	TERM	2

3.	OPTION TO EXTEND THE TERM	3

4.	BASIC RENT	5

5.	ADDITIONAL RENT	6

6.	USE OF THE PREMISES	10

7.	IMPROVEMENT AND ACCEPTANCE OF PREMISES	10

8.	SERVICES	11

9.	MAINTENANCE AND REPAIRS	12

10.	ALTERATIONS	13

11.	COMPLIANCE WITH LAWS AND INSURANCE STANDARDS	14

12.	LIENS AND INSOLVENCY	15

13.	SIGNS AND ADVERTISING	15

14.	ASSIGNMENT OR SUBLETTING	16

15.	TENANT’S PROPERTY	19

16.	ENTRY BY LANDLORD	20

17.	TENANT’S INSURANCE	21

18.	WAIVER OF SUBROGATION	23

19.	DAMAGE AND DESTRUCTION	23

20.	CONDEMNATION	25

21.	DAMAGE TO TENANT’S PROPERTY AND EXCULPATION	26

22.	INDEMNIFICATION	27

23.	HAZARDOUS MATERIALS	27

24.	SUBORDINATION	29

TABLE OF CONTENTS

25.	ESTOPPEL CERTIFICATE	29

26.	RULES AND REGULATIONS	30

27.	SECURITY DEPOSIT	30

28.	DEFAULTS AND REMEDIES	31

29.	LATE CHARGE	33

30.	TIME	34

31.	QUIET ENJOYMENT	34

32.	TRANSFER OF LANDLORD’S INTEREST	34

33.	RIGHT TO PERFORM	34

34.	NOTICES	34

35.	WAIVER OF RIGHT TO JURY TRIAL.	35

36.	ATTORNEYS’ FEES	35

37.	SURRENDER OF PREMISES	36

38.	HOLDING OVER.	37

39.	NON-WAIVER	37

40.	MORTGAGEE PROTECTION	37

41.	FINANCIAL STATEMENTS	37

42.	CHANGES TO THE PROJECT	38

43.	GENERAL PROVISIONS	38

ii